Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INPHI CORPORATION,

a Delaware corporation

CLARICE ACQUISITION CORPORATION,

a Delaware corporation

ClariPhy Communications, Inc.,

a Delaware corporation

AND

FORTIS ADVISORS LLC, solely in its capacity as

SECURITYHOLDERS’ AGENT

November 1, 2016

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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LIST OF EXHIBITS

Exhibit A	Intellectual Property Purchase Agreement

Exhibit B	Form of Written Consent and Joinder

Exhibit C	Argentina Exercise Notice

Exhibit D	Certificate of Merger

Exhibit E	Form of Option Acknowledgement

Exhibit F	Form of Warrant Acknowledgement

Exhibit G	Form of Letter of Transmittal

Exhibit H	Form of Resignation Letter

Exhibit I	Form of Escrow Agreement

Exhibit J-1	Form of Legal Opinion (United States)

Exhibit J-2	Form of Legal Opinion (Argentina)

LIST OF SCHEDULES

Schedule A	List of Key Employees

Schedule B	Knowledge Individuals

Schedule C	Permitted Encumbrances

Schedule D-1	Required Contract Consents

Schedule D-2	Best Efforts Contract Consents

Schedule E	Specified Matters

Schedule F	Certain Target Products

Schedule G	Contracts to Terminate

Schedule 3	Target Disclosure Schedule

Schedule 1.1(e)(ii)	IP Assignment Agreements

Schedule 1.1(e)(iii)	Target Third Party Claims

Schedule 6.7(d)	Certain Target Employee Plans

Schedule 7.2(z)	Option Acknowledgement Individuals

Schedule 10.11(c)	Transaction Law Firms

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of November 1, 2016 by and among Inphi Corporation, a Delaware corporation (“Acquiror”), Clarice Acquisition Corporation, a Delaware corporation (“Merger Sub”) and wholly owned Subsidiary of Acquiror, ClariPhy Communications, Inc., a Delaware corporation (“Target”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the securityholders’ agent (“Securityholders’ Agent”).

RECITALS

A.     Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies to effect the merger hereafter provided for herein, in which Merger Sub would merge with and into Target and Target would become a wholly-owned subsidiary of Acquiror (the “Merger”) and, in furtherance thereof, the Boards of Directors of Target, Acquiror and Merger Sub have approved the Merger, this Agreement and the transactions contemplated hereby;

B.     Prior to delivery of this Agreement, and as a condition and inducement for Acquiror’s willingness to have entered into this Agreement, each Key Employee shall have executed and delivered to Acquiror (i) an employment agreement, (ii) a proprietary rights and inventions agreement and (iii) a noncompetition agreement with Acquiror, in each case, to become effective upon the Closing and in form and substance as agreed between Acquiror and Target (collectively, the “Key Employee Agreements”);

C.     Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquiror to enter into this Agreement, stockholders of the Target constituting the Required Stockholder Approval will execute and deliver a Written Consent and Joinder substantially in the form attached hereto as Exhibit B (the “Written Consent and Joinder”).

D.     Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1.       Definitions.

1.1       Merger Consideration Definitions. As used in this Agreement, the following terms related to the Merger Consideration shall have the following meanings:

(a)     “Merger Consideration” means the Closing Merger Consideration plus the portion of the Escrow Consideration and Expense Fund Amount, if any, that is paid to the Effective Time Holders in accordance with the provisions of this Agreement.

(b)     “Closing Merger Consideration” means an amount in cash equal to $300,000,000 plus the aggregate exercise price of all Eligible Vested Target Options and Eligible Target Warrants, plus the Closing Cash Items, minus the Closing Indebtedness, minus the amount of the Target Transaction Expenses that remains unpaid at Closing, minus the Escrow Consideration, minus the Expense Fund Amount, minus the Argentina Equity Amount.

(c)     “Closing Cash Items” means the sum of (i) the cash and cash equivalents, (ii) the restricted cash and (iii) the Marketable Securities Value, in each case, of Target and its Subsidiaries on a consolidated basis as of immediately prior to the Effective Time, and, if applicable, calculated in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures used in the Target Financial Statements, consistently applied; provided, however, that any amounts of IP Purchase Consideration treated as cash or cash equivalents under (i) shall be excluded from the Closing Cash Items.

(i)     “Marketable Securities Value” shall mean the fair market value, expressed in dollars, of any Marketable Securities owned by the Target or its Subsidiaries as of immediately prior to the Effective Time, such fair market value which shall equal the closing price or last sale price of such share as of the Business day immediately prior to Closing.

(ii)     “Marketable Securities” shall mean securities meeting all of the following requirements: (A) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and is then current in its filing of all required reports and other information under the Act and the Exchange Act, (B) the securities are then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market, and (C) following the Closing, Target or the Surviving Corporation would not be restricted in any manner from immediately publicly re-selling all of such shares.

(d)     “Closing Indebtedness” shall mean all obligations of Target and its Subsidiaries for borrowed money as of immediately prior to the Effective Time.

(e)     “Target Transaction Expenses” means the Transaction Expenses incurred by or owed by Target or any Subsidiary of Target prior to the Effective Time and to the extent unpaid at the Effective Time in connection with the transactions contemplated by this Agreement, plus (i) all severance or change of control payments and benefits incurred or owed by Target, Acquiror or any of their Affiliates pursuant to the employment agreements listed on Schedule 1.1(e) (the “Target Severance Payments”), (ii) the Target Employer Share to the extent unpaid at Closing, (iii) the Target IP Transfer Fee to the extent unpaid at Closing, and (iv) the Target Third Party Claim Amount, to the extent a settlement is entered into with respect thereto prior to Closing, and to the extent unpaid at Closing. For the sake of clarity, the following Transaction Expenses shall be deemed incurred by or owed by Acquiror in connection with the transactions contemplated by this Agreement and shall not constitute Target Transaction Expenses: (x) all severance payments and benefits incurred or owed by Target other than the Target Severance Payments, (y) the Acquiror Employer Share, if any, and (z) those Transaction Expenses described in subsection (iii) in the definition of Transaction Expenses.

(i)     “Target Employer Share” shall mean an amount equal to the employer share of employment taxes related to the Target Severance Payments, plus the employer share of employment taxes related to the Option Cash-Out Payments; provided, however, in no event shall the Target Employer Share exceed $430,000.

(ii)     “Target IP Transfer Fee” shall mean the amount agreed to be paid by Target in connection with the agreements set forth on Schedule 1.1(e)(ii).

(iii)     “Target Third Party Claim Amount” shall mean the amount agreed to be paid by Target in connection with the settlement of the matter set forth on Schedule 1.1(e)(iii).

(iv)     “Acquiror Employer Share” shall mean an amount equal to the employer share of employment taxes related to all severance payments and benefits incurred or owed by Target, Acquiror or any of their Affiliates other than the Target Severance Payments, plus the employer share of employment taxes related to the Option Cash-Out Payments, but only to the extent such amount exceeds $430,000.

(f)     “Escrow Consideration” means $30,000,000.00.

(g)     “Argentina Equity Amount” means the aggregate amount of $8,000,000 paid by Acquiror to Fundación Fulgor immediately prior to the Closing on behalf of Target to acquire all of the remaining outstanding shares of ClariPhy Argentina, S.A. not owned by Target pursuant to that certain Exercise Notice in substantially the form attached hereto as Exhibit C (the “Argentina Exercise Notice”).

(h)     “IP Purchase Consideration” means the aggregate amount paid by Acquiror to Target and its Subsidiaries pursuant to the IP Purchase Agreement.

(i)     “Distribution Amount” shall mean the Closing Merger Consideration minus the Aggregate Liquidation Amount.

(j)     “Aggregate Liquidation Amount” shall mean the sum of the Series A Preference Amount, Series A-1 Preference Amount, and Series B Preference Amount.

(k)     “Eligible Target Warrants” shall have the meaning set forth in Section 2.8(a).

(l)     “Eligible Vested Target Option” shall have the meaning set forth in Section 2.7(a).

(m)     “Fully Diluted Amount” shall mean the number of shares of Target Capital Stock outstanding as of immediately prior to the Effective Time on an as-converted to Target Common Stock basis plus the number of shares of Target Capital Stock underlying the Eligible Vested Target Options and Eligible Target Warrants.

(n)     “Series A Preference Amount” shall mean an amount equal to (i) the total number of shares of Series A Preferred Stock and Series A Prime Preferred Stock outstanding as of immediately prior to the Effective Time plus the number of shares of Series A Preferred Stock underlying the Eligible Target Warrants outstanding as of immediately prior to the Effective Time which are exercisable for shares of Series A Preferred Stock, and (ii) multiplied by $1.00.

(o)     “Series A Distribution Amount” shall mean a number equal to the lesser of (i) an amount equal to the Distribution Amount multiplied by the Series A Percentage and (ii) an amount equal to the Series A Preference Amount.

(p)     “Series A Percentage” shall mean a number, expressed as a percentage, calculated by dividing (i) that number of shares of Series A Preferred Stock and Series A Prime Preferred Stock outstanding as of immediately prior to the Effective Time on an as-converted to Target Common Stock basis plus the number of shares of Series A Preferred Stock underlying the Eligible Target Warrants outstanding as of immediately prior to the Effective Time which are exercisable for shares of Series A Preferred Stock by (ii) the Fully Diluted Amount, and multiplying such quotient by 100.

(q)     “Series A Aggregate Amount” shall mean the sum of the Series A Preference Amount and the Series A Distribution Amount.

(r)     “Series A Per Share Amount” shall mean (i) the Series A Aggregate Amount divided by (ii) the number of shares of Series A Preferred Stock and Series A Prime Preferred Stock outstanding as of immediately prior to the Effective Time plus the number of shares of Series A Preferred Stock underlying the Eligible Target Warrants outstanding as of immediately prior to the Effective Time which are exercisable for shares of Series A Preferred Stock.

(s)     “Series A-1 Preference Amount” shall mean an amount equal to the total number of shares of Series A-1 Preferred Stock and Series A-1 Prime Preferred Stock outstanding as of immediately prior to the Effective Time multiplied by $1.15.

(t)     “Series A-1 Distribution Amount” shall mean a number equal to the lesser of (i) an amount equal to the Distribution Amount multiplied by the Series A-1 Percentage and (ii) an amount equal to the Series A-1 Preference Amount.

(u)     “Series A-1 Percentage” shall mean a number, expressed as a percentage, calculated by dividing that number of shares of Series A-1 Preferred Stock and Series A-1 Prime Preferred Stock outstanding as of immediately prior to the Effective Time on an as-converted to Target Common Stock basis by the Fully Diluted Amount, and multiplying such quotient by 100.

(v)     “Series A-1 Aggregate Amount” shall mean the sum of the Series A-1 Preference Amount and the Series A-1 Distribution Amount.

(w)     “Series A-1 Per Share Amount” shall mean the Series A-1 Aggregate Amount divided by the number of shares of Series A-1 Preferred Stock and Series A-1 Prime Preferred Stock outstanding as of immediately prior to the Effective Time.

(x)     “Series B Preference Amount” shall mean an amount equal to (i) the total number of shares of Series B Preferred Stock, Series B-1 Preferred Stock, Series B Prime Preferred Stock and Series B-1 Prime Preferred Stock outstanding as of immediately prior to the Effective Time plus the number of shares of Series B-1 Preferred Stock underlying the Eligible Target Warrants outstanding as of immediately prior to the Effective Time which are exercisable for shares of Series B-1 Preferred Stock, and (ii) multiplied by $0.60.

(y)     “Series B Distribution Amount” shall mean a number equal to the lesser of (i) an amount equal to the Distribution Amount multiplied by the Series B Percentage and (ii) an amount equal to the Series B Preference Amount.

(z)     “Series B Percentage” shall mean a number, expressed as a percentage, calculated by dividing (i) that number of shares of Series B Preferred Stock, Series B-1 Preferred Stock, Series B Prime Preferred Stock and Series B-1 Prime Preferred Stock outstanding as of immediately prior to the Effective Time on an as-converted to Target Common Stock basis plus the number of shares of Series B-1 Preferred Stock underlying the Eligible Target Warrants outstanding as of immediately prior to the Effective Time which are exercisable for shares of Series B-1 Preferred Stock by (ii) the Fully Diluted Amount, and multiplying such quotient by 100.

(aa)     “Series B Aggregate Amount” shall mean the sum of the Series B Preference Amount and the Series B Distribution Amount.

(bb)     “Series B Per Share Amount” shall mean (i) the Series B Aggregate Amount divided by (ii) the number of shares of Series B Preferred Stock, Series B-1 Preferred Stock, Series B Prime Preferred Stock and Series B-1 Prime Preferred Stock outstanding as of immediately prior to the Effective Time plus the number of shares of Series B-1 Preferred Stock underlying the Eligible Target Warrants outstanding as of immediately prior to the Effective Time which are exercisable for shares of Series B-1 Preferred Stock.

(cc)     “Common Stock Distribution Amount” shall mean an amount equal to the Distribution Amount minus the Series A Distribution Amount, Series A-1 Distribution Amount and Series B Distribution Amount.

(dd)     “Common Per Share Amount” shall mean (i) the Common Stock Distribution Amount divided by (ii) the number of shares of Target Common Stock outstanding as of immediately prior to the Effective Time plus the number of shares of Target Common Stock underlying the Eligible Vested Target Options plus the number of shares of Target Common Stock underlying the Eligible Target Warrants outstanding as of immediately prior to the Effective Time which are exercisable for shares of Target Common Stock.

1.2    Other Definitions. As used in this Agreement, the following terms shall have the following meanings:

“401(k) Plan” has the meaning set forth in Section 6.7(d).

“409A Plan” has the meaning set forth in Section 3.21(w).

“Acquiror” has the meaning set forth in the introductory paragraph.

“Acquiror Benefit Plans” has the meaning set forth in Section 6.7(e).

“Acquiror Indemnified Person” and “Acquiror Indemnified Persons” have the meanings set forth in Section 9.2(a).

“Acquiror RSUs” means restricted stock units of Acquiror.

“Advisory Group” has the meaning set forth in Section 9.5(b).

“Acquiror Stock” means the Common Stock, par value $0.001, of Acquiror.

“Affiliate” with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Antitrust Laws” has the meaning set forth in Section 6.5(c).

“Applicable Law” means, collectively, all federal, state, provincial foreign or local statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

“Appraisal Rights Period” means the period of time during which a Stockholder must demand appraisal of such Stockholder’s Target Common Stock as contemplated by 262 of Delaware Law and, as applicable, Chapter 13 of the CCC.

“Arbitration” shall have the meaning set forth in Section 10.5.

“Argentina Exercise Notice” shall have the meaning set forth in the definition of Argentina Equity Amount.

“Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in the State of California are required or authorized by Applicable Law to remain closed.

“Bylaws” has the meaning set forth in Section 3.1(a).

“Cap” has the meaning set forth in Section 9.2(d).

“CCC” shall mean the General Corporation Law of the State of California.

“CERCLA” has the meaning set forth in Section 3.20(a)(i).

“Certificate of Merger” has the meaning set forth in Section 2.1.

“Certificates” has the meaning set forth in Section 2.11(c).

“CFRA” has the meaning set forth in Section 3.22(h).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Option Acknowledgement Deadline” has the meaning set forth in Section 2.11(b).

“COBRA” has the meaning set forth in Section 3.22(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Proposed Transaction” has the meaning set forth in Section 5.2(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.3.

“Continuing Employees” has the meaning set forth in Section 6.7(c).

“Contract” means any contract, agreement, commitment or arrangement, whether written or oral.

“IP Purchase Agreement” shall have the meaning set forth in Section 7.2(w)

“Copyrights” means all copyrights, copyrightable works and mask works (including all applications and registrations for each of the foregoing), and all other rights corresponding thereto throughout the world.

“Damages” has the meaning set forth in Section 9.2(a).

“Delaware Law” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 2.9.

“Dissenting Stockholder” has the meaning set forth in Section 2.9.

“Effective Time” has the meaning set forth in Section 2.2.

“Effective Time Holders” shall mean a holder of Target Capital Stock, Eligible Vested Target Options or Eligible Target Warrants, in each case, as of immediately prior to the Effective Time (other than a holder of solely shares of Target Capital Stock which constitute and remain Dissenting Shares), provided, however, that if a holder of Eligible Vested Target Options fails to timely execute and deliver an Option Acknowledgement pursuant to the terms hereof, such holder shall not constitute an “Effective Time Holder”.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, equitable interest, option, right of first refusal, right of first negotiation, preemptive right, technology escrow, title retention or title reversion agreement, prior assignment, or any other encumbrance of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the transfer or licensing of any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Laws” has the meaning set forth in Section 3.20(a)(i).

“ERISA” has the meaning set forth in Section 3.22(a).

“ERISA Affiliate” has the meaning set forth in Section 3.22(a).

“Escrow Agent” has the meaning set forth in Section 9.1(a).

“Escrow Agreement” has the meaning set forth in Section 7.2(u).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Fund” has the meaning set forth in Section 9.5(d).

“Expense Fund Amount” has the meaning set forth in Section 9.5(d).

“FCPA” has the meaning set forth in Section 3.28.

“FMLA” has the meaning set forth in Section 3.22(h).

“Foreign Target Employee Plan” has the meaning set forth in Section 3.22(j).

“Fraud” means common law fraud with scienter and reliance as defined under Delaware law.

“Fundamental Claims” has the meaning set forth in Section 9.2(c).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 3.3.

“Hazardous Materials” has the meaning set forth in Section 3.20(a)(ii).

“HIPAA” has the meaning set forth in Section 3.22(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (i) all obligations for borrowed money, advancement of funds or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, guarantees, prepayment penalties, fees or other charges related thereto, as well as any interest or other premium accrued thereon, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, contracts or arrangements, as well as any interest or other premium thereon, and (iii) all capital lease or similar obligations.

“Information Statement” means an information statement and notice of stockholder action by less than unanimous written consent for the solicitation of approval of the Stockholders describing this Agreement and the transactions contemplated hereby and thereby.

“Information Systems” has the meaning set forth in Section 3.12(b).

“International Trade Law” has the meaning set forth in Section 3.27.

“Intellectual Property Rights” means any and all of the following in any country: (a)(i) Patents, (ii) Trademarks, (iii) rights in domain names and domain name registrations, (iv) Copyrights, (v) Trade Secrets, (vi) all other intellectual property rights (whether or not appropriate steps have been taken to protect such rights under Applicable Law), which (a)(i)-a(vi) includes but is not limited to software (in source code and executable code form), firmware, architecture, databases, plugins, libraries, APIs, interfaces, and algorithms; and (b) the right (whether at law, in equity, by contract or otherwise) to use, practice or otherwise exploit any of the foregoing.

“IP Representations” has the meaning set forth in Section 9.2(b).

“IRS” means the Internal Revenue Service of the United States.

“JAMS” shall have the meaning set forth in Section 10.5.

“JAMS Rules” shall have the meaning set forth in Section 10.5.

“Key Employee” shall mean those individuals listed on Schedule A.

“Key Employee Agreements” has the meaning set forth in Recital B.

“Knowledge” means, with respect to a party, the actual knowledge of the executive officers and senior employees of such party listed on Schedule B after due inquiry (collectively, the “Knowledge Individuals”); provided, however, that for purposes of the IP Representations, “Knowledge” of Target will also include knowledge that the Knowledge Individuals should have as a result of performance of their duties and responsibilities in a reasonable manner. If the foregoing standard is not met, Section 3.9 shall be interpreted without Knowledge.

“Lease” or “Leases” has the meaning set forth in Section 3.16.

“Material Adverse Effect” means, with respect to any entity or group of entities, any result, occurrence, fact, event, change or effect that, either individually or in the aggregate, has or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets, liabilities, operations and results of operations (but not on the prospects) of such entity and its subsidiaries, taken as a whole, or would prevent or significantly delay such entity’s performance of its obligations under this Agreement or the ability of such entity to consummate the transaction contemplated hereby, other than any event, change or effect resulting from (A) changes in general U.S. economic conditions, to the extent that they do not have a substantially disproportionate effect on such entity; (B) changes generally affecting the specific industry in which such entity operates, to the extent that they do not have a substantially disproportionate effect on such entity relative to other industry participants, (C) any action required or permitted by this Agreement, (D) the public announcement, pendency or completion of the transactions contemplated by this Agreement, (E) changes in Applicable Law or applicable accounting regulations or principles or interpretations thereof, to the extent that such act does not have a substantially disproportionate effect on such entity, (F) any act of terrorism, war, calamity or act of God, to the extent that such act does not have a substantially disproportionate effect on such entity, or (G) failure to achieve financial forecasts or projections (excluding the underlying cause for such failure).

“Material Contract” has the meaning set forth in Section 3.15(a).

“Merger” has the meaning set forth in Recital A.

“Merger Sub” has the meaning set forth in the introductory paragraph.

“Moral Rights” means moral rights in any works of authorship, including the right to the integrity of the work, the right to be associated with the work as its author by name or under pseudonym and the right to remain anonymous, whether existing under judicial or statutory law of any country or jurisdiction worldwide, regardless of whether such right is called or generally referred to as a “moral right.”

“Off-the-Shelf Software” means any software (other than Public Software) that is made generally and widely available to the public on a commercial basis and is licensed on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than Ten Thousand Dollars ($10,000) per license.

“Officer’s Certificate” has the meaning set forth in Section 9.3(a).

“Open License Terms” means terms in any license, distribution model or other agreement for a Work which require, as a condition of use, reproduction, modification and/or distribution of the Work (or any portion thereof) or of any Related Software, each of the following: (a) the making available of source code or any information regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; and (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property Rights (including Patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or software.

“Option Acknowledgement” has the meaning set forth in Section 2.7(c).

“Option Cash-Out Payment” has the meaning set forth in Section 2.7(a).

“Patents” means all issued patents (including utility and design patents) and pending patent applications (including invention disclosures, records of invention, disclosure documents, certificates of invention and applications for certificates of inventions and priority rights) filed with any Registration Office, including all non-provisional and provisional patent applications, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

“Payment Agent” has the meaning set forth in Section 2.11(a).

“Payment Schedule” has the meaning set forth in Section 2.10.

“Permitted Encumbrance” means (a) any Encumbrance for Taxes not yet due or delinquent or the Taxes listed on Schedule C which are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect thereto are maintained on the books of such person or its subsidiaries, as the case may be, in conformity with GAAP), (b) any purchase money Encumbrance arising in the ordinary course of business, consistent with past practice and not material, individually or in the aggregate, to the business of the affected party and listed on Schedule C, (c) imperfections or irregularities of title and other Encumbrances that do not, in the aggregate, materially detract from the value or use of the affected property, (d) zoning, planning, and other similar limitations and restrictions, and all rights of any Governmental Entity to regulate any property, (e) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Applicable Law, and (f) statutory or common law Encumbrances in favor of carriers, warehousemen, mechanics and materialmen, and statutory or common law Encumbrances to secure claims for labor, materials or supplies.

“Person” means any individual, company, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (whether personal or charitable), unincorporated entity, Governmental Entity or other entity.

“Post-Closing Tax Period” means any Taxable period beginning after the Closing Date, and, in the case of a Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Pre-Closing Taxes” means (a) all Taxes (or the non-payment thereof) of Target and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (“Pre-Closing Tax Period”), (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Target or its Subsidiaries (or any predecessor of Target or its Subsidiaries) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (c) any and all Taxes of any Person imposed on Target or its Subsidiaries as a transferee or successor, by contract or pursuant to any Applicable Law, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that for the avoidance of doubt, the employer’s share of all employment, payroll and similar Taxes incurred by Target or its Subsidiaries in relation to any compensation payments made by Target or its Subsidiaries in connection with the Merger (excluding payments made from the Escrow Consideration), whether such Taxes are incurred prior to, at, or following the Effective Time, shall be treated as arising in the Pre-Closing Tax Period.

“Pro Rata Portion” means with respect to any Effective Time Holder, an amount equal to the quotient obtained by dividing (i) the Merger Consideration paid to such Effective Time Holder by (ii) the Closing Merger Consideration paid to all Effective Time Holders.

“Promissory Notes” has the meaning set forth in Section 3.22(k).

“Public Software” means any software, libraries or other code that is licensed under or is otherwise subject to Open License Terms. Software distributed under less restrictive free or open source licensing and distribution models such as those obtained under the MIT, Boost Software License, and the Beer-Ware Public Software licenses or any similar licenses, and any software that is a public domain dedication are also “Public Software.”

“RCRA” has the meaning set forth in Section 3.20(a)(i).

“Registered Intellectual Property” means all Intellectual Property Rights for which registrations have been obtained or applications for registration have been filed with a Registration Office.

“Registration Office” means, collectively, the United States Patent and Trademark Office, United States Copyright Office and all equivalent foreign patent, trademark, copyright offices or other Governmental Entity.

“Related Software” means, with respect to a Work, any other software, libraries or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part), or is distributed with such Work.

“Representative Confirmation Letters” means written confirmations, in a form reasonably satisfactory to Acquiror, from those Representatives of Target identified by Acquiror on the Payment Schedule as to all amounts paid, owed and to be owed by Target or any Subsidiary of Target with respect to services performed by them through the Closing Date (or following the Closing Date) with respect to the transactions contemplated by the Agreement that constitute Target Transaction Expenses.

“Representatives” means officers, directors, partners, trustees, executors, employees, agents, attorneys, accountants and advisors.

“Required Contract Consents” means the notices, consents and waivers set forth on Schedule D.

“Required Stockholder Approval” means the affirmative vote of the holders of (i) at least 60% of the outstanding Voting Preferred Stock, (ii) at least 65% of the outstanding Series C Preferred Stock and Series C-Second Preferred Stock, voting together as a class, (iii) at least a majority of the outstanding capital stock, voting together on an as-converted to Common Stock basis, and (iv) at least a majority of the outstanding Common Stock, voting together as a class.

“Resignation Letters” has the meaning set forth in Section 6.11.

“Restated Certificate” has the meaning set forth in Section 3.1(a).

“Returns” has the meaning set forth in Section 3.21(b).

“Second Option Acknowledgement Deadline” has the meaning set forth in Section 2.7(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders’ Agent” has the meaning set forth in the introductory paragraph.

“Securityholders’ Agent Expenses” has the meaning set forth in Section 9.5(b).

“Securityholders’ Agent Group” has the meaning set forth in Section 9.5(b).

“Specified Key Employees” shall mean those individuals designated as such on Schedule A.

“Specified Matters” mean those matters set forth on Schedule E.

“Specified Representations” has the meaning set forth in Section 9.2(b).

“Stockholder” means any holder of Target Capital Stock, as of immediately prior to the Effective Time.

“Straddle Period” means a taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which such Person (either alone or through or together with any other Subsidiary) owns or controls, directly or indirectly, a majority of the outstanding equity securities, financial interests or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person (or is entitled to the majority of the profits or holds a majority of the partnership or similar interests of such Person). For the avoidance of doubt, notwithstanding the foregoing, ClariPhy Argentina, S.A. and ClariPhy Communications G.K. shall be construed as a Subsidiary of Target, and ClariPhy Communications, Shenzhen Representative Office shall be considered and construed as a Subsidiary of Target.

“Subsidiary Ownership Interests” has the meaning set forth in Section 3.5(f).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tail Policy” has the meaning set forth in Section 6.10(b).

“Target” has the meaning set forth in the introductory paragraph.

“Target Balance Sheet” has the meaning set forth in Section 3.7.

“Target Balance Sheet Date” has the meaning set forth in Section 3.6.

“Target Business” means the businesses and operations of Target and its Subsidiaries as currently conducted.

“Target Capital Stock” has the meaning set forth in Section 3.5(a).

“Target Common Stock” has the meaning set forth in Section 3.5(a).

“Target Disclosure Schedule” has the meaning set forth in Section 3.

“Target Employee Plans” has the meaning set forth in Section 3.22(a).

“Target Financial Statements” has the meaning set forth in Section 3.4.

“Target Group” has the meaning set forth in Section 10.11(a).

“Target Group Law Firm” has the meaning set forth in Section 10.11(a).

“Target Incentive Plan” has the meaning set forth in Section 3.5(b).

“Target Indemnified Parties” has the meaning set forth in Section 6.10(a).

“Target Intellectual Property” means the Target Owned Intellectual Property and the Target Licensed Intellectual Property.

“Target Licensed Intellectual Property” means Intellectual Property Rights owned by any Person other than Target or a Subsidiary of Target (i) that are licensed to Target or any Subsidiary of Target, or (ii) for which Target or any Subsidiary of Target has received from such Person a covenant not to sue or assert or other immunity from suit.

Target Licensed Technology” means all Target Products and all other material Technology licensed to Target or any Subsidiary of Target or purported to be licensed to Target or any Subsidiary of Target that is used by or on behalf of Target or any Subsidiary of Target in connection with conduct of the Target Business.

“Target Owned Intellectual Property” means all (i) Intellectual Property Rights solely owned by Target or any Subsidiary of Target, or that are purported by Target or any Subsidiary of Target to be solely owned by Target and (ii) Intellectual Property Rights in which Target or any Subsidiary of Target has any joint ownership interest or in which Target purports to have any joint ownership interest.

“Target Options” has the meaning set forth in Section 3.5(b).

“Target Owned Technology” means all Target Products and all other material Technology owned by Target or any Subsidiary of Target or purported to be owned by Target or any Subsidiary of Target that is used by or on behalf of Target or any Subsidiary of Target in connection with conduct of the Target Business .

“Target Preferred Stock” has the meaning set forth in Section 3.5(a).

“Target Product(s)” means each and all current or former products manufactured, made commercially available, marketed, distributed, supported, sold, leased, imported for resale or licensed out by or on behalf of Target or any Subsidiary of Target and those listed on Schedule F.

“Target Registered Intellectual Property” means all Registered Intellectual Property that is included in the Target Owned Intellectual Property.

“Target Source Code” means the source code (i.e., software code in its original, human readable, un-compiled, form) of all Target Products, together with all extracts, portions and segments thereof.

Target Technology” means Target Owned Technology and Target Licensed Technology.

“Target Warrants” has the meaning set forth in Section 3.5(b).

“Target’s Current Facilities” has the meaning set forth in Section 3.20(b).

“Target’s Facilities” has the meaning set forth in Section 3.20(b).

“Tax” and “Taxes” have the meanings set forth in Section 3.21(a).

“Tax Contest” has the meaning set forth in Section 6.10(c).

“Technology” means tangible items constituting, disclosing or embodying any Intellectual Property Rights, which are (i) works of authorship (including software (in source code and executable code form) firmware, architecture, databases, plugins, libraries, APIs, interfaces, algorithms and documentation); (ii) inventions (whether or not patentable), designs, discoveries and improvements; (iii) proprietary, confidential and/or technical data and information, Trade Secrets and know how; (iv) databases, data compilations and collections, and customer and technical data, and (v)  devices, prototypes, designs, specifications and schematics.

“Threshold” has the meaning set forth in Section 9.2(c).

“Trade Secrets” means all proprietary, confidential and/or non-public information, however documented, including all trade secrets within the meaning of Applicable Law.

“Trademarks” means all (i) trademarks, service marks, logos, insignias, designs, trade dress, symbols, trade names and fictitious business names, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature, and (ii) all goodwill associated with or symbolized by any of the foregoing.

“Transaction Expenses” means any fee, cost, expense, payment, expenditure, liability (contingent or otherwise) or obligation incurred prior to or on the date of the Agreement, between the date of the Agreement and the Effective Time or at the Effective Time that resulted from (i) the process of identifying, evaluating and negotiating with prospective purchasers the sale of all or a substantial portion of the business of Target and its Subsidiaries, (ii) any actions taken to acquire the remaining outstanding shares of ClariPhy Argentina S.A., (iii) the investigation and review conducted by Acquiror and its Representatives, and any investigation or review conducted by other prospective purchasers of all or a portion of the business of Target and its Subsidiaries, with respect to the business of Target and its Subsidiaries (and the furnishing of information to Acquiror and its Representatives and such other prospective purchasers and their Representatives in connection with such investigation and review), (iv) the negotiation, preparation, review, execution, delivery or performance of the Agreement (including the Target Disclosure Schedule), or any certificate, opinion, agreement or other instrument or document delivered or to be delivered in connection with this Agreement or the transactions contemplated hereby, (v) the preparation and submission of any filing or notice required to be made or given as required by Applicable Law in connection with any of the Merger, and the obtaining or giving of any consent or notice required to be obtained pursuant to this Agreement in connection with any of such transactions, or (vi) the consummation of the Merger.

“Treasury Regulations” means the United States Treasury Regulations.

“Vested Target Option” means any Target Option (or portions thereof) that are vested as of immediately prior to the Effective Time, including any Target Options that vest by reason of the transactions contemplated by this Agreement.

“Viruses” has the meaning set forth in Section 3.9(j).

“Written Consent and Joinder” has the meaning set forth in Recital D.

“Voting Preferred Stock” shall mean the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series A Second Preferred Stock, Series A-1 Second Preferred Stock, Series B Second Preferred Stock, Series B-1 Second Preferred Stock, Series C Second Preferred Stock.

“WARN” has the meaning set forth in Section 3.23(d).

“Warrant Acknowledgement” has the meaning set forth in Section 2.8(b).

“Warrant Cash-out Payment” has the meaning set forth in Section 2.8(a).

“Work” means any software, libraries or other code (including middleware and firmware).

“Written Consent” has the meaning set forth in Section 6.1.

2.     The Merger.

2.1       The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit D (the “Certificate of Merger”) and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation (the “Surviving Corporation”).

2.2      Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place at such time mutually agreed upon by Acquiror and Target, but no later than two (2) Business Days after the satisfaction or waiver of each of the conditions set forth in Section 7 hereof (the “Closing Date”). The Closing shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2550 Hanover Street, Palo Alto CA 94304, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Delaware Secretary of State, in accordance with the relevant provisions of Delaware Law (the time of the filing and acceptance of the Certificate of Merger being the “Effective Time”).

2.3      Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4      Certificate of Incorporation; Bylaws.

(a)     At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time and the provisions related to indemnification, exculpation and advancement of expenses shall be identical to those set forth in the certificate of incorporation of Target as in effect immediately prior to the Effective Time.

(b)     The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

2.5       Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

2.6       Effect on Capital Stock.

(a)     Target Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any Target Capital Stock, each share of Target Preferred Stock issued and outstanding immediately prior to the Effective Time following the conversion of the Series C Preferred Stock and Series C Prime Preferred Stock into shares of Target Common Stock (but excluding any Dissenting Shares), shall be cancelled and converted into the right to receive (without interest):

(i)     For each share of Series B Preferred Stock, Series B-1 Preferred Stock, Series B Prime Preferred Stock and Series B-1 Prime Preferred Stock: (A) an amount of cash equal to the Series B Per Share Amount and (B) any cash to be released from the Escrow Consideration or Expense Fund Amount in respect of such share of Series B Preferred Stock, Series B-1 Preferred Stock, Series B Prime Preferred Stock and Series B-1 Prime Preferred Stock in accordance with Section 9, if, as and when such release is required to be made.

(ii)     For each share of Series A Preferred Stock and Series A Prime Preferred Stock: (A) an amount of cash equal to the Series A Per Share Amount and (B) any cash to be released from the Escrow Consideration or Expense Fund Amount in respect of such share of Series A Preferred Stock and Series A Prime Preferred Stock in accordance with Section 9, if, as and when such release is required to be made.

(iii)     For each share of Series A-1 Preferred Stock and Series A-1 Prime Preferred Stock: (A) an amount of cash equal to the Series A-1 Per Share Amount and (B) any cash to be released from the Escrow Consideration or Expense Fund Amount in respect of such share of Series A-1 Preferred Stock and Series A-1 Prime Preferred Stock in accordance with Section 9, if, as and when such release is required to be made.

(iv)     At the Effective Time, there will be no shares of Series C Preferred Stock, Series C Prime Preferred Stock, Series A Second Preferred Stock, Series A-1 Second Preferred Stock, Series B Second Preferred Stock, Series B-1 Second Preferred Stock or Series C Second Preferred Stock outstanding, therefore no portion of the Merger Consideration will be allocated to such shares.

(b)     Target Common Stock. For each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any Dissenting Shares): (A) an amount of cash equal to the Common Per Share Amount and (B) any cash to be released from the Escrow Consideration or Expense Fund Amount in respect of such share of Target Common Stock in accordance with Section 9 if, as and when such release is required to be made.

(c)     Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

2.7      Target Stock Options.

(a)     The Target shall take such action as shall be required so that, no later than later than eight (8) Business Days prior to the Effective Time, the holder of each Target Option that is vested (after giving effect to any vesting acceleration occurring at the Effective Time by nature of the transactions contemplated herein), unexpired, unexercised and then outstanding shall be notified of his or her opportunity to exercise such Target Option prior to the Effective Time and participate in the Merger as a Stockholder. At the Effective Time, each Vested Target Option that (i) is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, and (ii) has a per share exercise price less than the Common Per Share Amount (an “Eligible Vested Target Option”), shall, subject to the other conditions set forth in this Agreement, be, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Target, the holder of the Eligible Vested Target Option or any other Person, cancelled, and each holder of an Eligible Vested Target Option shall cease to have any rights with respect thereto other than, subject to the execution and delivery to Acquiror of an Option Acknowledgement by the Closing Option Acknowledgement Deadline for those Persons listed on Schedule 7.27.2(z), and for all other holders of Vested Target Options, the date that is the earlier of (A) twenty (20) Business Days following the Closing Date and (B) December 23rd of the calendar year in which the Closing Date occurs (such date, the “Second Option Acknowledgement Deadline”), the right to receive on the terms of the Option Acknowledgment, subject to applicable withholding, (A) an amount in cash, without interest, equal to the product of (1) the aggregate number of shares of Target Capital Stock subject to such Eligible Vested Target Option multiplied by (2) the excess of the Common Per Share Amount over the per share exercise price under such Eligible Vested Target Options, and (B) any amounts that may become payable in respect of such Eligible Vested Target Options in the future from the Escrow Consideration or Expense Fund Amount in accordance with Section 9, if, as and when such release is required to be made as provided in this Agreement. For holders of Eligible Vested Target Options who are subject to United States taxes, for the purposes of reporting compensation income and calculating the applicable income and employment tax withholding with respect to the payments to the holders of Eligible Vested Target Options pursuant to the Option Acknowledgements, the applicable information reporting and the timing and amounts subject to income and employment tax withholding shall be based upon the amounts actually received by the holders of such Eligible Vested Target Options. For holders who are not subject to United States taxes, the immediately preceding sentence applies, except to the extent otherwise required by applicable Law. The amounts in (A)-(B) above, the “Option Cash-out Payment”. After the Effective Time, the holder of each Eligible Vested Target Option shall only be entitled to the Option Cash-Out Payment with respect to such Vested Target Option. For the sake of clarity, a Vested Target Option that has a per share exercise price equal to or in excess of the Common Per Share Amount, or is held by a Person who does not timely execute and deliver an Option Acknowledgement by the Second Option Acknowledgement Deadline, shall be canceled without any consideration.

(b)     At the Effective Time, all Target Options other than Eligible Vested Target Options shall be cancelled and extinguished without any consideration, the Target Incentive Plan shall be terminated and no Person shall have any contractual or other right to acquire Target Common Stock pursuant to Target Options. No Target Option shall be continued, assumed and/or substituted by Acquiror or Merger Sub.

(c)     The holders of all outstanding Vested Target Options with per share exercise prices less than the Common Per Share Amount shall have executed and delivered to Acquiror, an acknowledgement, in the form attached hereto as Exhibit E (an “Option Acknowledgement”), accepting the consideration provided in Section 2.7(a) in lieu of any other consideration that might be claimed by any such holder, unconditionally and irrevocably waiving and releasing all right or claim that such holder might have or assert in respect of such consideration (other than the right to receive the Option Cash-out Payment), and acknowledging that the Vested Target Options shall terminate upon and may not be exercised after the Closing Date.

2.8     Target Warrants.

(a)     At the Effective Time, each Target Warrant that (i) is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, (ii) which has an exercise price that exceeds, for Target Warrants exercisable for Target Common Stock, the Common Per Share Amount, for Target Warrants exercisable for Series A Preferred Stock, the Series A Per Share Amount or, for Target Warrants exercisable for Series B-1 Preferred Stock, the Series B-1 Per Share Amount, and (iii) that is held by a Person who has executed and delivered to Acquiror a Warrant Acknowledgment by no later than 5 p.m. Pacific Time on the day that is one (1) Business Day prior to the Effective Time (an “Eligible Target Warrant”) shall, on the terms and subject to the conditions set forth in this Agreement, be, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Target, the holder of the Eligible Target Warrant or any other Person, cancelled, and each holder of an Eligible Target Warrant shall cease to have any rights with respect thereto other than the right to receive, (A) an amount in cash, without interest, equal to the product of (1) the aggregate number of shares of Target Capital Stock subject to such Target Warrant multiplied by (2) the excess of the Common Per Share Amount, Series A Per Share Amount or Series B-1 Per Share Amount, as applicable, payable with respect to the class or series of Target Capital Stock underlying the Eligible Target Warrant over the per share exercise price of such Eligible Target Warrant, and (B) any amounts that may become payable in respect of such Eligible Target Warrant in the future from the Escrow Consideration or Expense Fund Amount in accordance with Section 9, if, as and when such release is required to be made. The amounts in (A)-(B) above, the “Warrant Cash-out Payment”. After the Effective Time, the holder of each Eligible Target Warrant shall only be entitled to the Warrant Cash-Out Payment with respect to such Eligible Target Warrants. For the sake of clarity, a Target Warrant with an exercise price equal to or in excess of, for Target Warrants exercisable for Target Common Stock, the Common Per Share Amount, for Target Warrants exercisable for Series A Preferred Stock, the Series A Per Share Amount or, for Target Warrants exercisable for Series B-1 Preferred Stock, the Series B-1 Per Share Amount, or that is held by a Person who does not timely execute and deliver a Warrant Acknowledgement as set forth herein, shall be canceled without any consideration.

(b)     The holders of all outstanding Target Warrants with an exercise price less than, for Target Warrants exercisable for Target Common Stock, the Common Per Share Amount, for Target Warrants exercisable for Series A Preferred Stock, the Series A Per Share Amount or, for Target Warrants exercisable for Series B-1 Preferred Stock, the Series B-1 Per Share Amount shall have executed and delivered to Acquiror, an acknowledgement in the form attached hereto as Exhibit F (a “Warrant Acknowledgement”), accepting the consideration provided by this Section 2.8(a) in lieu of any other consideration that might be claimed by any such holder, unconditionally and irrevocably waiving and releasing all right or claim that such holder might have or assert in respect of such consideration other than the right to receive the Warrant Cash-out Payment, and acknowledging that the Target Warrants shall terminate upon and may not be exercised after the Closing Date.

2.9      Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Target Capital Stock held by a holder who has demanded and perfected such holder’s right for appraisal of such shares in accordance with Delaware Law or, to the extent applicable, Chapter 13 of the CCC and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal (“Dissenting Shares”), if any, shall not be converted into the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law or, as applicable, Chapter 13 of the CCC, if any. Target shall give Acquiror prompt notice of any demand received by Target to require Target to purchase shares of Target Capital Stock, and Acquiror shall have the right to direct and participate in all negotiations and proceedings with respect to such demand. Target agrees that, except with the prior written consent of Acquiror, or as required under Delaware Law or, as applicable, Chapter 13 of the CCC, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares (“Dissenting Stockholder”) who, pursuant to the provisions of Delaware Law or, as applicable, Chapter 13 of the CCC, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after the value therefore shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such stockholder of a certificate or certificates representing shares of Target Capital Stock, the portion of the Merger Consideration to which such stockholder would otherwise be entitled under this Section 2.9 and the Certificate of Merger.

2.10       Payment Schedule. By 9:00 a.m. Pacific time on the day that is two (2) Business Days prior to the Closing Date, Target shall deliver to Acquiror the Representative Confirmation Letters and a definitive Payment Schedule (the “Payment Schedule”) certified by the Chief Financial Officer of Target as of the Effective Time and accurately setting forth: (i) on a certificate-by-certificate basis, the name, address and email address (to the extent available) of each Stockholder immediately prior to the Effective Time, along with the number, class and series of shares of Target Capital Stock held by each Stockholder immediately prior to the Effective Time, including the respective Certificate numbers, date acquired and cost-basis tax reporting information for covered securities, the portion of the Closing Merger Consideration to which each Stockholder is entitled (as adjusted by (iv) herein), and any other information Acquiror or the Paying Agent may reasonably request, (ii) the name, address and email address (to the extent available) of each holder of Eligible Vested Target Options and Eligible Target Warrants as of immediately prior to the Effective Time, the number and class or series of Target Capital Stock for which such Eligible Vested Target Options and Eligible Target Warrants can be exercised by each such holder immediately prior to the Effective Time, the respective exercise prices of such Eligible Vested Target Options and Eligible Target Warrants, the portion of the Closing Merger Consideration such holder may be entitled to receive (as adjusted by (iv) herein), (iii) the Pro Rata Portion of each Effective Time Holder stated as a percentage, (iv) for each Effective Time Holder who owes Target or its Subsidiaries any money pursuant to the Promissory Notes, the amount of principal and interest outstanding as of Closing, such amount which shall be deducted from the amount of Closing Merger Consideration owed to such Person, (v) the calculation of the Closing Merger Consideration, including the calculation of the aggregate exercise price of all Eligible Vested Target Options and Eligible Target Warrants, the Closing Cash Items, the Closing Indebtedness, the Target Transaction Expenses (indicating those that will remain unpaid at Closing, and for such unpaid amounts, a breakdown by individual or entity of the amounts owed and wire instructions related thereto), the Argentina Equity Amount and the IP Consideration and (vi) a funds flow spreadsheet showing (a) the amount of cash to be delivered at Closing by Acquiror to the Paying Agent for distribution to the Effective Time Holders (excluding those Effective Time Holders who will be paid by the Surviving Corporation’s payroll), (b) the amount of cash to be delivered at Closing by Acquiror to the Surviving Corporation for distribution to the holders of Eligible Vested Target Options who execute and deliver an Option Acknowledgement by the Closing Option Acknowledgement Deadline, (c) the maximum amount of cash to be delivered following the Second Option Acknowledgement Deadline by Acquiror to the Surviving Corporation for distribution through payroll to the holders of Eligible Vested Target Options who execute and deliver an Option Acknowledgement after the Closing Option Acknowledgement Deadline, but prior to the Second Option Acknowledgement Deadline, (d) the Escrow Consideration to be delivered to the Escrow Agent and (e) a breakdown by Person of the amount of unpaid Target Transaction Expenses, along with wire instructions related thereto). A preliminary version of the Payment Schedule shall be provided by Target to Acquiror at least five (5) Business Days prior to the Closing.

2.11       Surrender of Certificates.

(a)     Payment Agent. CitiBank N.A. shall act as payment agent (the “Payment Agent”) in the Merger. Acquiror shall pay the fees and expenses of the Payment Agent.

(b)     Acquiror to Provide Cash. As soon as reasonably practicable after the Effective Time, and in exchange for the shares of Target Capital Stock outstanding immediately prior to the Effective Time and the cancellation of all other Target Capital Stock, all Eligible Vested Target Options and all Eligible Target Warrants outstanding immediately prior to the Effective Time, Acquiror shall deposit with the Payment Agent by wire transfer, cash in an amount equal to the Closing Merger Consideration minus that portion of the Closing Merger Consideration which is payable pursuant to Section 2.7, which shall be deposited with the Surviving Corporation for payment through the Surviving Corporation’s payroll, as calculated in the Payment Schedule. Acquiror shall deposit with the Surviving Corporation for payment through the Surviving Corporation’s payroll, that portion of the Closing Merger Consideration which is payable pursuant to Section 2.7, but, for clarity, only that portion that is payable to holders of Eligible Vested Target Options who have timely executed and delivered, at least two (2) Business Days prior to Closing (the “Closing Option Acknowledgement Deadline”), an Option Acknowledgement. Thereafter, upon the date that is three (3) Business Days following the Second Option Acknowledgement Deadline, Acquiror shall deposit with the Surviving Corporation for payment through the Surviving Corporation’s payroll, that portion of the Closing Merger Consideration which is payable pursuant to Section 2.7 to any holder of Eligible Target Vested Options who has executed and delivered to the Securityholders’ Agent, their Option Acknowledgement after the Closing Option Acknowledgement Deadline, but no later than the Second Option Acknowledgement Deadline. Thereafter, within three (3) Business Days following the Second Option Acknowledgement Deadline, Acquiror shall update the Payment Schedule to include a final list of the Effective Time Holders and each Effective Time Holder’s final Pro Rata Portion, such update, which shall be to the reasonable satisfaction of the Securityholder’s Agent.

(c)     Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Payment Agent shall mail or otherwise deliver to each holder of Target Capital Stock whose shares of Target Capital Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.6, and to each holder of Target Warrants whose Target Warrant was eligible to convert into the right to receive the Merger Consideration pursuant to Section 2.8 (i) a letter of transmittal in substantially the form attached hereto as Exhibit G (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and Target Warrants shall pass, only upon receipt of the Certificates and Target Warrants, or an affidavit of lost stock certificate or warrant by the Payment Agent); (ii) such other customary documents as may be required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of the stock or warrant certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Target Capital Stock or eligible Target Warrants in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor an amount in cash equal to the portion of the Closing Merger Consideration that such holder is eligible to receive pursuant to Section 2.6 and Section 2.8. The Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Target Capital Stock or Target Warrants will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the right to receive the portion of the Merger Consideration which shall be issued for such Target Capital Stock or Target Warrant.

(d)     Transfers of Ownership. At the Effective Time, the stock transfer books of Target shall be closed, and there shall be no further registration of transfers of Target Capital Stock thereafter on the records of Target.

(e)     No Liability. Notwithstanding anything to the contrary in this Section 2.11, neither the Payment Agent nor any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)     Dissenting Shares. The provisions of this Section 2.11 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 2.11 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section 2.6 hereof.

2.12     No Further Ownership Rights in Target Capital Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

2.13     Lost, Stolen or Destroyed Certificates. In the event any Certificates representing Target Capital Stock or Target Warrants shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required to be paid pursuant to Section 2.6 and Section 2.8; provided, however, that Acquiror or the Payment Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an affidavit of lost stock or warrant certificate which may contain provisions requiring the holder of such Certificates to provide indemnity against any claim that may be made against Acquiror, the Payment Agent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.14     Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub and Target will use commercially reasonable efforts to take all lawful actions as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.15     Rounding. The amount of cash each Effective Time Holder is entitled to receive pursuant to Section 2.6, 2.7 and 2.8 for the aggregate shares of Target Capital Stock, Eligible Vested Target Options and Eligible Target Warrants held by such holder as of immediately prior to the Effective Time shall be rounded to the nearest cent.

2.16     Withholding Rights. Each of the Surviving Corporation and Acquiror (or its designated Affiliate or payroll agent) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Section 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. Such withheld amounts shall be paid to the appropriate Governmental Entity. To the extent that amounts are so withheld by the Surviving Corporation or Acquiror, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

3.       Representations and Warranties of Target. Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Section 3 are true and correct, except as disclosed in a document of even date herewith and delivered by Target to Acquiror on the date hereof referring to the representations and warranties in this Agreement (the “Target Disclosure Schedule”).

3.1     Organization, Standing and Power; Subsidiaries.

(a)     Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of Target is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of Target and the Subsidiaries of Target has the corporate or other organizational power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Target. Target has delivered to Acquiror a true and correct copy of (i) the Amended and Restated Certificate of Incorporation of Target as filed with the Secretary of State of the State of Delaware (collectively, the “Restated Certificate”), and the Bylaws of Target (“Bylaws”), and (ii) the organizational and charter documents of each Subsidiary of Target, each as amended to date. Target is not in violation of any of the provisions of its Restated Certificate or Bylaws or equivalent organizational documents, and no Subsidiary of Target is in violation of any of the provisions of its organizational and charter documents.

(b)     Section 3.1 of the Target Disclosure Schedule contains a complete and accurate list of (i) each Subsidiary of Target and (ii) each such Subsidiary’s jurisdiction of incorporation or organization. Other than the Subsidiaries listed in Section 3.1 of the Target Disclosure Schedule, Target has no Subsidiaries and Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.2     Authority.

(a)     Target has all requisite corporate power and authority to enter into this Agreement and, subject to adoption by the Stockholders of this Agreement and approval by the Stockholders of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to adoption by the Stockholders of this Agreement and approval by the Stockholders of the Merger, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target and its Subsidiaries. The Required Stockholder Approval constitutes all the approvals necessary of the holders of Target Capital Stock to approve and adopt this Agreement and the transactions contemplated hereby, and no other vote or consent of any of the holders of Target Capital Stock is necessary under Delaware Law, the CCC or the Restated Certificate. The Board of Directors of Target has unanimously (i) approved this Agreement and the Merger, (ii) determined that in its opinion the Merger is in the best interests of the Stockholders and (iii) recommended that the Stockholders approve this Agreement and the Merger.

(b)     This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Target, and the consummation by Target of the transactions contemplated hereby, including the Merger, do not and will not (i) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of Target and its Subsidiaries, or on any of the shares of Target Capital Stock pursuant to Contracts to which Target or any of its Subsidiaries is a party, or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the certificate of incorporation, bylaws or other equivalent organizational or governing documents of Target and its Subsidiaries, in each case as amended to date, (B) any Material Contract to which Target or its Subsidiaries is a party, or (C) any Applicable Law which is applicable to Target or its Subsidiaries, or any of their respective properties or assets, except in the case of clause (B) above, but only as to those Contracts specified on Section 3.15(v) or Section 3.15(x) of the Target Disclosure Schedule, and clause (C) above, for such conflicts which would not reasonably be expected to be material to Target and its Subsidiaries, taken as a whole, or be materially adverse to Target’s ability to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and Applicable Law.

3.3     Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental or regulatory authority or instrumentality, including central banks, customs and federal, state, provincial and/or local Tax authorities (a “Governmental Entity”) is required to be obtained by Target or its Subsidiaries in connection with the execution and delivery of this Agreement by Target or the consummation by Target of the transactions contemplated hereby, except for (A) the filing of the Certificate of Merger, as provided in Section 2.1 hereof; (B) the pre-merger notification and waiting period requirement under the HSR Act; and (C) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not be reasonably expected to have a Material Adverse Effect on Target or its Subsidiaries and could not reasonably be expected to prevent, or materially alter or delay, any of the transactions contemplated by this Agreement. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Target or its Subsidiaries currently operates or holds any interest in any of its properties; or (b) that is required for the operation of the Target Business or the holding of any such interest and all of such authorizations are in full force and effect, except where the failure to obtain such consent, license, permit, grant or other authorization would not reasonably be expected to be material to Target or any of its Subsidiaries, taken separately, or be materially adverse to Target’s ability to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and Applicable Law.

3.4     Financial Statements.

(a)     Target has delivered to Acquiror its audited consolidated financial statements for the fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015, and its unaudited consolidated financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis for the nine-month period ended September 30, 2016 (collectively, the “Target Financial Statements”). The Target Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end adjustments) applied on a consistent basis throughout the periods presented and consistent with each other. The Target Financial Statements fairly present in all material respects the consolidated financial condition, operating results and cash flow of Target and of its Subsidiaries as of the dates, and for the periods, indicated therein, subject to normal year-end adjustments and the absence of footnotes in the case of the unaudited Target Financial Statements.

(b)     Target and its Subsidiaries maintain and will continue to maintain a system of internal accounting controls appropriate for a company of its size and stage of growth, and such internal accounting controls are reasonably sufficient to ensure that transactions are recorded, to ensure that assets are accounted for and reconciled with the Target’s books and records at reasonable intervals, and to permit preparation of financial statements in conformity with GAAP.

3.5     Capital Structure.

(a)     Capitalization of Target. As of the date of this Agreement, the authorized capital stock of Target consists of 399,050,330 shares of common stock (the “Target Common Stock”) and 270,160,150 shares of preferred stock (the “Target Preferred Stock”, and along with the Target Common Stock, the “Target Capital Stock”). Of the Target Common Stock (i) 360,000,000 shares are designated Class 1 Common Stock, 42,096,650 of which are issued and outstanding, (ii) 39,045,330 shares are designated Class 2 Common Stock, none of which are issued and outstanding as of the date of this Agreement and 19,994,358 of which are issued and outstanding as of immediately prior to the Effective Time, and (iii) 5,000 shares are designated Class 3 Common Stock, none of which are issued and outstanding. Of the Target Preferred Stock, (i) 8,045,498 shares are designated Series A Preferred Stock, 5,470,000 of which are issued and outstanding, and each of which converts into one (1) share of Class 1 Common Stock of Target, (ii) 15,539,129 shares are designated Series A-1 Preferred Stock, 12,089,285 of which are issued and outstanding, and each of which converts into one (1) share of Class 1 Common Stock of Target, (iii) 13,998,701 shares are designated Series B Preferred Stock, 7,052,295 of which are issued and outstanding, and each of which converts into one (1) share of Class 1 Common Stock of Target, (iv) 15,949,133 shares are designated Series B-1 Preferred Stock, 9,519,932 of which are issued and outstanding, and each of which converts into one (1) share of Class 1 Common Stock of Target, (v) 177,577,359 shares are designated Series C Preferred Stock, 155,084,879 of which are issued and outstanding on the date of this Agreement, and all of which will be converted into 155,084,879 shares of Class 1 Common Stock of Target immediately prior to the Effective Time, (vi) 2,529,998 shares are designated Series A Prime Preferred Stock, 2,529,998 of which are issued and outstanding, and each of which converts into one (1) share of Class 2 Common Stock of Target, (vii) 3,415,061 shares are designated Series A-1 Prime Preferred Stock, 3,415,061 of which are issued and outstanding, and each of which converts into one (1) share of Class 2 Common Stock of Target, (viii) 6,946,406 shares are designated Series B Prime Preferred Stock, 6,946,406 of which are issued and outstanding, and each of which converts into one (1) share of Class 2 Common Stock of Target, (ix) 6,159,507 shares are designated Series B-1 Prime Preferred Stock, 6,159,507 of which are issued and outstanding, and each of which converts into one (1) share of Class 2 Common Stock of Target, (x) 19,994,358 shares are designated Series C Prime Preferred Stock, 19,994,358 of which are issued and outstanding on the date of this Agreement, and all of which will be converted into 19,994,358 shares of Class 2 Common Stock of Target immediately prior to the Effective Time, (xi) 1,000 shares are designated Series A Second Preferred Stock, none of which are issued and outstanding, (xii) 1,000 shares are designated Series A-1 Second Preferred Stock, none of which are issued and outstanding, (xiii) 1,000 shares are designated Series B Second Preferred Stock, none of which are issued and outstanding, (xiv) 1,000 shares are designated Series B-1 Second Preferred Stock, none of which are issued and outstanding, (xv) 1,000 shares are designated Series C Second Preferred Stock, none of which are issued and outstanding. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances (other than Permitted Encumbrances and Encumbrances created pursuant to agreements to which neither Target nor its Subsidiaries are party and of which neither the Target nor its Subsidiaries has any Knowledge), and are not subject to preemptive rights or rights of first refusal created by statute, the Restated Certificate or Bylaws of Target or any Contract to which Target is a party or by which it is bound. Each outstanding share of Target Preferred Stock converts into one (1) share of Target Common Stock.

(b)     As of the date of this Agreement, there are 106,226,076 shares of Class 1 Common Stock reserved for issuance under Target’s 2003 Stock Plan (the “Target Incentive Plan”), of which 61,159,992 shares are subject to outstanding options (the “Target Options”), 11,683,281 shares have been reserved for future option or stock grants and 33,583,463 shares have been issued upon the exercise of options granted pursuant to the Target Incentive Plan. No other stock option plan or other equity based compensation plan or agreement is currently in effect, and there are no shares of Target Capital Stock reserved for issuance under any other equity based compensation plan or Contract. There are warrants to purchase 5,052,599 shares of Target Common Stock, 45,500 shares of Series A Preferred Stock, 269,694 shares of Series B-1 Preferred Stock and 632,238 shares of Series C Preferred Stock (collectively, the “Target Warrants”). Each Target Option was issued pursuant to and remains subject to one of the standard forms of option agreement under the Target Incentive Plan and each such form has been delivered to Acquiror. There are no outstanding “early exercise” Target Options that may be exercised by the holder prior to satisfaction of the applicable vesting terms and conditions and there are no outstanding unvested shares of Target Common Stock subject to forfeiture or a unilateral Target repurchase right in connection with the holder’s termination of service.

(c)     Except for the rights created pursuant to this Agreement, the Target Options and the Target Warrants, there are no other options, warrants, restricted stock awards, phantom equity awards, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or any other security or ownership interest of Target or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All shares of Target Capital Stock issuable upon exercise of the options and warrants described in this Section 3.5 will be, if and when issued pursuant to the respective terms of such options or warrants, duly authorized, validly issued, fully paid and nonassessable. There are no other Contracts relating to voting, purchase or sale of Target Capital Stock or any other securities or ownership interests of Target (A) between or among Target and any of the Stockholders; and (B) to the Knowledge of Target, between or among any of the Stockholders. All shares of outstanding Target Capital Stock and rights to acquire Target Capital Stock were issued, sold or transferred in compliance with all Applicable Laws, including securities laws, and all rights of first refusal, preemptive rights and other similar rights.

(d)     With respect to each Stockholder, Section 3.5(d) of the Target Disclosure Schedule sets forth the number, class and series of shares of Target Capital Stock that each Stockholder holds of record, and the address and state of residence of such Stockholder. With respect to each Target Warrant, Section 3.5(d) of the Target Disclosure Schedule sets forth the holder of each Target Warrant and the number, class and series of the shares of Target Capital Stock issuable upon exercise of such Target Warrants. With respect to each Target Option, Section 3.5(d) of the Target Disclosure Schedule sets forth the holder of each Target Option and the number, class and series of the shares of Target Capital Stock issuable upon exercise of such Target Options as well as the exercise price per share, grant date, vesting schedule (including any acceleration) and whether such Target Option qualifies as an incentive stock option under Section 422 of the Code.

(e)     Except as set forth in Section 3.5(e) of the Target Disclosure Schedule: (i) none of the outstanding shares of Target Capital Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or similar right; (ii) other than the rights created pursuant to this Agreement, none of the outstanding shares of Target Capital Stock are subject to any right of repurchase or first refusal or similar right in favor of Target or any third party; and (iii) there are no agreements or arrangements (other than this Agreement) relating to the voting or registration of, or restricting any holder from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Target Capital Stock.

(f)     Section 3.5(f) of the Target Disclosure Schedule accurately lists and describes the ownership interest, whether direct or indirect, held by Target in each of its Subsidiaries, including a detail of the respective authorized capital stock of each Subsidiary (collectively, the “Subsidiary Ownership Interests”), as well as the names of any other Persons who hold ownership interests in such Subsidiaries and the ownership interests held by any such Persons. The Subsidiary Ownership Interests are duly authorized, validly issued and subscribed, fully paid in and non-assessable and are free of any Encumbrances (other than Permitted Encumbrances), and are not subject to preemptive rights or rights of first refusal created by statute, the organizational or charter documents of any Subsidiary of Target, or any Contract to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries is bound. There are no options, warrants or rights of any kind to acquire securities or other ownership interests in any of the Subsidiaries of Target.

(g)     At the Effective Time, Target will be the sole owner of and will have valid and marketable title to 100% of the issued and outstanding shares of ClariPhy Argentina, S.A. , which shall be construed as Subsidiary Ownership Interests. At the Effective Time and pursuant to the Merger, the Surviving Corporation will be the sole beneficial and record owner of and will have valid and marketable title to 100% of the issued and outstanding shares of ClariPhy Argentina, S.A. , free and clear of any Encumbrances (other than Permitted Encumbrances). At the Effective Time, the Argentina Exercise Notice shall be a legal and valid Contract pursuant to all Applicable Laws and shall be binding and enforceable against Target, its Subsidiaries and all parties named therein, and Acquiror shall acquire all rights of Target and its Subsidiaries set forth therein.

3.6     Absence of Certain Changes. Since September 30, 2016 (the “Target Balance Sheet Date”) to the date of this Agreement, there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Target and its Subsidiaries; (b) any acquisition, sale or transfer of any material asset of Target or its Subsidiaries other than in the ordinary course of business and consistent with past practice; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or its Subsidiaries or any revaluation by Target or its Subsidiaries of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or its Subsidiaries or any direct or indirect redemption, purchase or other acquisition by Target or its Subsidiaries of any of its shares of capital stock; (e) any Material Contract entered into by Target or its Subsidiaries, other than in the ordinary course of business and as provided to Acquiror, or any material amendment (other than in the ordinary course of business and as provided to Acquiror or its Subsidiaries) renewal or termination of, or default under, any Material Contract to which Target or its Subsidiaries is a party or by which it is bound; (f) any amendment or change to the Restated Certificate or Bylaws of Target; (g) any increase in or modification of the compensation or benefits payable or to become payable by Target or its Subsidiaries to any of its directors or Key Employees, or any increase of more than $2,000 for any employees; or (h) any negotiation or agreement by Target or its Subsidiaries to do any of the things described in the preceding clauses (a) through (g) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

3.7     Absence of Undisclosed Liabilities. Neither Target nor its Subsidiaries have any obligations or liabilities of a type required to be reflected in the Target Financial Statements prepared in accordance with GAAP (or described in related footnotes prepared in accordance with GAAP), other than (a) those reflected or reserved against in the consolidated balance sheet of Target as of the Target Balance Sheet Date (the “Target Balance Sheet”), (b) those incurred in the ordinary course of business since the Target Balance Sheet Date which are not, individually or in the aggregate, material in amount, (c) those constituting Target Transaction Expenses, (d) those that are disclosed pursuant to any other representation or warranty contained in this Section 3 in the Target Disclosure Schedule, and it is reasonably apparent on the face of such disclosure, that such item would constitute obligations or liabilities of the Target or its Subsidiaries, and (e) those that are not required to be disclosed on the Target Disclosure Schedule, because an applicable representation or warranty is limited or qualified by time, dollar amount, “Knowledge of Target”, ‘materiality”, “Material Adverse Effect” or similar limitations or qualifications.

3.8     Litigation.

(a)     There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, foreign or domestic, or, arbitrator, or, to the Knowledge of Target, threatened in writing against Target or any of its Subsidiaries, or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, injunction, decree or order against Target of any of its Subsidiaries or, to the Knowledge of Target, any of their respective directors or officers (in their capacities as such).

(b)     There is no proceeding pending or, to the Knowledge of Target, threatened in writing to Target or any of its Subsidiaries that challenges (i) the right, title or interest of Target or any of its Subsidiaries in, to or under the Target Intellectual Property in which Target or any of its Subsidiaries has (or purports to have) any right, title or interest; (ii) the validity, enforceability or claim construction of any Patents comprising such Target Intellectual Property; or (iii) alleges infringement, contributory infringement, inducement to infringe, misappropriation or unlawful use by Target or any of its Subsidiaries of Intellectual Property Rights of any other third party.

3.9     Intellectual Property.

(a)     Target Intellectual Property Rights.

(i)     Disclosure of Certain Intellectual Property. Section 3.9(a)(i) of the Target Disclosure Schedule is a complete and accurate list of: (A) all Target Registered Intellectual Property, grouped by Patents (including withdrawn, lapsed, abandoned or expired Patents), Trademarks, Copyrights, and domain names; and (B) all common law Trademarks and material software owned or purported to be owned by Target or any of its Subsidiaries; and setting forth for each of the foregoing as applicable, the title, application number, filing date, jurisdiction, and registration number for each item.

(ii)     Enforceability; No Challenges. Each item of issued Target Registered Intellectual Property is subsisting and in good standing, valid and enforceable. Each item of Target Registered Intellectual Property that has not issued is subsisting and in good standing , and, to the Knowledge of Target, valid and enforceable. There are no facts, information, or circumstances, including any facts or information that would constitute prior art, that, to the Knowledge of Target, would render any of the Target Registered Intellectual Property invalid or unenforceable, or would preclude the issuance of or otherwise affect any pending application for any Target Registered Intellectual Property. Neither Target nor any of its Subsidiaries has misrepresented, or failed to disclose, any facts or information in any application for any Target Registered Intellectual Property that would constitute Fraud with respect to such application or that would otherwise affect the enforceability of any Target Registered Intellectual Property. With respect to each item of Target Registered Intellectual Property, neither Target nor any of its Subsidiaries has received notice of any inventorship challenge, opposition, cancellation, re-examination, interference, invalidity, unenforceability or other action or proceeding before any Registered Office relating to such Intellectual Property Rights, nor, to the Knowledge of Target, does there exist any fact that could lead to the commencement of any such action or proceeding.

(iii)     Proper Filing. With respect to each item of Target Registered Intellectual Property, all necessary filing, examination, registration, maintenance, renewal and other fees and Taxes have been paid, and all necessary documents, assignment recordations and certificates have been filed with all relevant Registration Offices for the purposes of maintaining such Intellectual Property Rights, in each case in accordance with Applicable Law. Section 3.9(a)(iii) of the Target Disclosure Schedule is a complete and accurate list of all actions that must be taken by Target or any of its Subsidiaries within sixty (60) days of the Closing Date with respect to any of the Target Owned Intellectual Property, including payment of any filing, examination, registration, maintenance, renewal and other fees or the filing of any documents, assignment recordations, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing such Intellectual Property Rights, in each case in accordance with Applicable Law.

(iv)     Copyrights and Trademarks. With respect to all Copyrights, Trademarks and domain names included in the Target Registered Intellectual Property, each such item has not lapsed, expired or been abandoned. With respect to such Trademarks, Target and its applicable Subsidiaries have taken commercially reasonable and customary measures and precautions necessary to protect and maintain such Trademarks and the value of and goodwill associated with such Trademarks.

(v)     Patents. With respect to all Patents included in the Target Registered Intellectual Property, in each case: (A) such Patents have been prosecuted in good faith, (B) such Patents are not subject to any terminal disclaimer, (C) such Patents disclose patentable subject matter, and (D) Target and its applicable Subsidiaries, and their patent counsel, have complied with their duty of candor and disclosure to all Registration Offices with respect to such Patents and have made no misrepresentations in connection with the prosecution or maintenance of such Patents.

(vi)     Trade Secrets. Target and its Subsidiaries have taken measures and precautions reasonably necessary to protect and maintain the confidentiality and value of all material Trade Secrets included in the Target Intellectual Property. Neither Target nor any of its Subsidiaries has disclosed any material Trade Secrets in which Target or any of its Subsidiaries has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any Person without having such Person execute a written agreement regarding the non-disclosure and non-use thereof. All use, disclosure or appropriation of any Trade Secret not owned by Target or a Subsidiary of Target has been pursuant to the terms of a written agreement between Target or its applicable Subsidiary and the owner of such Trade Secret, or is otherwise lawful. Neither Target nor any of its Subsidiaries has received any written notice from any Person that there has been an unauthorized use or disclosure of any Trade Secrets included in the Target Intellectual Property. No Person that has received any Trade Secrets from Target or any of its Subsidiaries has refused to provide to Target or its applicable Subsidiary, after Target’s or the applicable Subsidiary’s written request therefor, a certificate of return or destruction of any documents or materials containing such Trade Secrets.

(b)     Ownership of and Right to Use Target Intellectual Property and Target Technology.

(i)     Target or a Subsidiary of Target is the sole and exclusive owner of and has good, valid and marketable title to, all Target Owned Intellectual Property and Target Owned Technology (except for Copyrights in Off-the-Shelf Software and Technology licensed to Target on a non-exclusive basis and set forth in Section 3.9(b) of the Target Disclosure Schedule). Target or a Subsidiary of Target has the sole and exclusive right to bring a claim or suit against any other Person for past, present or future infringement of Target Owned Intellectual Property and Target Owned Technology. Neither Target nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Target Owned Intellectual Property Rights or Target Owned Technology to any Person, or permitted the rights of Target in any Target Owned Intellectual Property or Target Owned Technology to enter into the public domain, except where it has elected to do so in its sole business judgement.

(ii)     To Target’s Knowledge, Target or a Subsidiary of Target has a valid, legally enforceable right to use, practice and otherwise exploit all Target Licensed Intellectual Property and all other Intellectual Property Rights used by Target and its Subsidiaries. The Target Intellectual Property constitutes all of the Intellectual Property Rights used or, to the Knowledge of Target, necessary in connection with the conduct of the Target Business, including as necessary or appropriate to make, use, offer for sale, sell or import the Target Products, provided, however that the foregoing representation is made to the Knowledge of Target with respect to third party Patents or Trademarks.

(c)     Agreements Related to Target Intellectual Property.

(i)     Disclosure of Outbound Licenses. Section 3.9(c)(i) of the Target Disclosure Schedule is a complete and accurate list of all Contracts (or the form thereof) pursuant to which Target or any Subsidiary of Target granted or is required to grant to any Person any right under or license (expressly, by implication, by estoppel or otherwise), any covenant not to assert or sue or other immunity from suit under or any other rights, to any current or future Intellectual Property Rights, or where Target or any Subsidiary of Target has undertaken or assumed any obligation to assert any current or future Intellectual Property Rights against any Person prior to asserting such Intellectual Property Rights against any other Person or any obligation to exhaust remedies as to any Intellectual Property Rights against one or more Persons prior to seeking remedies against any other Person.

(ii)     Disclosure of Inbound Licenses. Section 3.9(c)(ii) of the Target Disclosure Schedule is a complete and accurate list of all Contracts pursuant to which any Person granted or is required to grant to Target or any Subsidiary of Target any right under or license to, any covenant not to assert or sue or other immunity from suit under or any other rights to any current or future Intellectual Property Rights, or where Target or any Subsidiary of Target is the beneficiary of a covenant or obligation not to assert any Intellectual Property Rights against Target or any Subsidiary of Target prior to asserting such Intellectual Property Rights against any other Person or a covenant or obligation to exhaust remedies as to particular Intellectual Property Rights against any Person prior to seeking remedies against Target.

(iii)     Royalties. Except as set forth in Section 3.9(c)(iii) of the Target Disclosure Schedule, to the Knowledge of Target, neither Target nor any Subsidiary of Target has any obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of ownership, use, exploitation, practice, sale or disposition of any Intellectual Property Rights (or any tangible embodiment thereof) or reproducing, making, using, selling, offering for sale, distributing or importing any Target Product.

(iv)     Indemnification. Except as set forth in Section 3.9(c)(iv) of the Target Disclosure Schedule, neither Target nor any Subsidiary of Target has entered into any Contract to defend, indemnify or hold harmless any Person against any charge of infringement of any Intellectual Property Rights.

(v)     No Breach. Neither Target nor, to the Knowledge of Target, any other Person is in breach of any Contract described in this Section 3.9(c) and Target has not notified any Person, and no Person has notified Target, of any such breach.

(vi)     No Termination. The consummation of the transactions contemplated hereby will not give rise to any right of any third party to terminate or otherwise modify any of the rights or obligations of Target or any of its Subsidiaries under any Contract described in this Section 3.9(c), or cause the loss or impairment of any such rights or obligations.

(d)     Public Software. Except as set forth in Section 3.9(d) of the Target Disclosure Schedule, no Public Software has been distributed with, in whole or in part, any Target Product. Section 3.9(d) of the Target Disclosure Schedule is a complete and accurate list of the following: (i) all Public Software used by Target or any Subsidiary of Target in any manner in the conduct of the Target’s business; (ii) a description of each item of Public Software identified in the foregoing subpart (i) and the manner in which such Public Software was used; (iii) the Open License Terms applicable to such Public Software and a reference to where such Open License Terms may be found (e.g., a link to a site that has the applicable Open License Terms); (iv) whether such Public Software has been distributed by Target or any Subsidiary of Target to any Person; (v) whether (and if so, how) such Public Software has been modified by Target or any Subsidiary of Target; and (vi) each Target Product (including all Target software, firmware, middleware and hardware) by name and version number that is Public Software or that is derived in any manner (in whole or in part) from or that links to, includes, forms any part of, relies on, is distributed with, incorporates or contains any Public Software. Target and its Subsidiaries are in material compliance with all Open License Terms applicable to any Public Software. Neither Target nor any Subsidiary of Target has received any written notice alleging that Target or any Subsidiary of Target is in violation or breach of any Open License Terms.

(e)     No Third Party Rights in Target Intellectual Property.

(i)     No Joint Ownership. Neither Target nor any Subsidiary of Target jointly owns, licenses or claims any right, title or interest to any Target Owned Intellectual Property with any other Person.

(ii)     No Employee, Other Entities and Third Parties Ownership. Neither any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of Target or any Subsidiary of Target nor Fundación Tarpuy, Fundación Fulgor, Universidad Nacional de Córdoba or any other third party associated with Target on themselves or through any of their current or former officers, managers, directors, stockholders, members, employees, consultants or independent contractors, have any right, title or interest in, to or under any Target Intellectual Property or Target Technology that has not been either (a) irrevocably assigned or transferred to Target or the applicable Subsidiary of Target or (b) licensed (with the right to grant sublicenses) to Target or the applicable Subsidiary of Target.

(iii)     No Challenges. To the Knowledge of Target: no Person has challenged or threatened to challenge and no Person has asserted or threatened a claim or made a demand, nor is there any pending proceeding or threatened nor are there any facts which could give rise to any such challenge, claim, demand or proceeding, which would to the Knowledge of Target, adversely affect (a) the right, title or interest of Target or any Subsidiary of Target in, to or under the Target Intellectual Property or Target Technology, (b) any Contract, license or other arrangement under which Target or any Subsidiary of Target claims any right, title or interest under the Target Intellectual Property or Target Technology or restricts the use, manufacture, transfer, sale, delivery or licensing by Target or any Subsidiary of Target of any Target Intellectual Property or Target Products, or (c) the validity, enforceability or claim construction of any Patents. Neither Target nor any Subsidiary of Target has received any written notice regarding any such challenge, claim, demand or proceeding.

(iv)     No Restrictions. Neither Target nor any Subsidiary of Target is a party to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing by Target or any Subsidiary of Target of the Target Owned Intellectual Property, the use, manufacture, transfer, sale, importation or licensing of any Target Products, or which might affect the validity, use or enforceability of any Target Owned Intellectual Property.

(v)     No Infringement by Other Persons. To the Knowledge of the Target, no Patents and no Trademarks that are Target Owned Intellectual Property or Target Licensed Intellectual Property exclusively licensed to Target or any Subsidiary of Target have been infringed, misappropriated or violated by any Person. No Intellectual Property Rights other than Patents and Trademarks that are Target Owned Intellectual Property or Target Licensed Intellectual Property exclusively licensed to Target or any Subsidiary of Target have been infringed, misappropriated or violated by any Person.

(f)     No Infringement by Target or any Subsidiary of Target. Other than with respect to Patents and Trademarks, the conduct of the Target Business, including the making, using, offering for sale, selling, distributing and/or importing of any Target Product does not infringe, misappropriate or unlawfully use the Intellectual Property Rights of any Person. To the Knowledge of the Target, the conduct of the Target Business, including the making, using, offering for sale, selling, distributing and/or importing of any Target Product does not infringe, misappropriate or unlawfully use the Patents and Trademarks of any Person. No Person has asserted in writing to Target or to the Knowledge of Target threatened a claim, and, to the Knowledge of Target, there are there no facts that could give rise to a claim, nor has Target or any Subsidiary of Target received any notification that the Target Business or any Target Technology (or the any Intellectual Property Rights embodied in the Target Technology) infringes, constitutes contributory infringement, inducement to infringe, misappropriation or unlawful use of any Person’s Intellectual Property Rights. No Person has notified Target or any Subsidiary of Target in writing that Target or a Subsidiary of Target requires a license to any Person’s Intellectual Property Rights.

(g)     Target's, Subsidiaries' and Third Parties' Employee and Contractor Agreements. All current and former employees, consultants and independent contractors of Target and its Subsidiaries, Fundación Fulgor, Fundación Tarpuy, Universidad Nacional de Córdoba and other third parties associated with Target who are or were involved in, or who have contributed in any manner to the creation or development of any Target Owned Intellectual Property or Target Owned Technology have executed and delivered to Target or its applicable Subsidiary a written agreement regarding the protection of proprietary information and the irrevocable assignment to Target or the applicable Subsidiary of such Intellectual Property Rights that is substantially identical to the forms of invention assignment, employment, independent contractor, consulting services and/or other written agreements, as applicable, previously delivered by Target to Acquiror. To the Knowledge of Target, no current or former employee, consultant or independent contractor is in violation of any term of any such agreement, or any other agreement relating to the relationship of any such employee, consultant or independent contractor with Target or its applicable Subsidiary. Section 3.9(g) of the Target Disclosure Schedule sets forth a complete and accurate list of all consultants and independent contractors used by Target and, as applicable, its Subsidiaries at any time in connection with the conception, reduction to practice, creation, derivation, development, or making of the Target Owned Intellectual Property and Target Owned Technology.

(h)     Moral Rights. All authors of any works of authorship in the Target Technology have waived their Moral Rights and have agreed to a covenant not to assert their Moral Rights, in each case, to the extent permitted by Applicable Law, or such authors otherwise prepared such works in jurisdictions that do not recognize Moral Rights.

(i)     No Release of Source Code. Except as disclosed as required under Section 3.9(j) of the Target Disclosure Schedule, neither Target nor any Subsidiary of Target has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, any Target Source Code, except for disclosures to employees, independent contractors or consultants under binding written agreements that prohibit use or disclosure except in the performance of services for Target or a Subsidiary of Target. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of the Target Source Code.

(j)     No Viruses in Target Products. To the Knowledge of Target, no Target Products contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access, modification, disabling, or erasing of software, hardware or data (“Viruses”). Target and its Subsidiaries have taken steps reasonably designed to prevent the introduction of Viruses into Target Technology.

(k)     No Standards Bodies. Neither Target nor any of its Subsidiaries is now nor has ever been, and no previous owner of any Target Owned Intellectual Property or Target Owned Technology owned or purported to be owned by Target or any Subsidiary of Target was during the duration of their respective ownership, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate Target, any Subsidiary of Target or the previous owner to grant or offer to any other Person any license or other right to the Target Owned Intellectual Property or Target Owned Technology, including any future Technology and Intellectual Property Rights developed, conceived, made or reduced to practice by Target or any Subsidiary of Target after the Closing Date.

(l)     No Government or University Funding. No funding, facilities, resources or personnel of any Governmental Entity or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used in connection with the development or creation, in whole or in part, of any Target Owned Intellectual Property .

(m)     No Limits on Acquiror’s Rights. The execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any Closing condition set forth herein will not cause any of the following to occur as a result of any Contract to which Target or any Subsidiary of Target is a party: the contravention or conflict with or termination of or new or additional limitations on the Acquiror’s right, title or interest in or to the Target Intellectual Property, nor will it cause the following to occur as a result of any Contract to which Target or any Subsidiary of Target is a party: (i) Target or any Subsidiary of Target to grant to any other Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to Target or any Subsidiary of Target, (ii) Target or any Subsidiary of Target to be bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Target or any Subsidiary of Target to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property Rights of any Person in excess of those payable by Target or any Subsidiary of Target in the absence of this Agreement or the transactions contemplated hereby.

(n)     Transferability of Intellectual Property. All Target Intellectual Property will be fully transferable, alienable and licensable by Target and/or its Subsidiaries without restriction and without payment of any kind to any other Person beyond those currently due or payable by Target.

3.10     Target Products. A complete and accurate list of each of the Target Products, is set forth in Section 3.10 of the Target Disclosure Schedule. Except as set forth in Section 3.10 of the Target Disclosure Schedule:

(a)     all Target Products sold, licensed, leased, delivered or otherwise made available by Target and its Subsidiaries to any Person and all services provided by or on behalf of Target and its Subsidiaries to any Person on or prior to the Closing Date (including all installation services, programming services, integration services, repair services, maintenance services, support services, training services and upgrade services) materially: conform and comply with the terms and requirements of all applicable contractual obligations, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), packaging, advertising and marketing materials, product or service specifications and documentation, and Applicable Law;

(b)     no customer or other Person has asserted in writing or threatened in writing to assert any claim against Target or any Subsidiary of Target under or based upon any contractual obligation or warranty provided by or on behalf of Target or any Subsidiary of Target, including with respect to any Target Products; and

(c)     Target has provided to Acquiror a list identifying and describing all known material: bugs, errors and defects in the Target Products. Target has disclosed in writing to Acquiror all material information relating to any material: problem or issue with respect to any of the Target Products that adversely affects, or may reasonably be expected to adversely affect, the value, functionality or fitness for the intended purpose of such Target Products. Without limiting the generality of the foregoing, to the Knowledge of Target, (i) there have been and are no defects, malfunctions or nonconformities in any Target Products; (ii) there have been and are no claims asserted against Target or any of the Subsidiaries of Target or against any of their respective distributors or customers related to the Target Products; and (iii) neither Target nor any Subsidiary of Target has recalled or been required to recall any Target Products.

3.11     Export Control for Target Products. Section 3.11 of the Target Disclosure Schedule is a complete and accurate list of (i) the export control classification numbers (ECCNs) for each Target Product exported by Target or, if applicable, by any Subsidiary of Target, and (ii) any export licenses or license exceptions applicable to each Target Product or Target Owned Technology. Target and its Subsidiaries have complied with all Applicable Law with respect to its foreign trade transactions, including compliance with applicable Argentine Central Bank foreign exchange regulations, and including the timely repatriation of export collections made by ClariPhy Argentina, S.A.

3.12     Privacy; Security Measures.

(a)     Privacy. Target and its Subsidiaries have complied with all Applicable Law, material contractual obligations and the privacy policies of Target and its Subsidiaries relating to the collection, storage, use, disclosure and transfer of any personally identifiable information collected by or on behalf of Target and its Subsidiaries, and have taken all appropriate and industry standard measures to protect and maintain the confidential nature of such personally identifiable information. To the Knowledge of Target, execution, delivery and performance of this Agreement and any ancillary agreement contemplated hereby will comply with all Applicable Law relating to privacy and with the privacy policies of Target and its Subsidiaries. Neither Target nor any of its Subsidiaries has received a written complaint regarding the collection, use or disclosure of personally identifiable information by Target or any of its Subsidiaries.

(b)     Security Measures. Target and its Subsidiaries have implemented and maintained, consistent with industry standard practices and their contractual and other obligations to other Persons, security and other measures designed to protect its computers, networks, software and systems used in connection with the operation of the Target Business (the “Information Systems”) from Viruses and unauthorized access, use, modification, disclosure or other misuse. Target has provided to Acquiror all of its and its Subsidiaries’ disaster recovery and security plans, and procedures relating to the Information Systems. To the Knowledge of Target, there have been no unauthorized intrusions or breaches of the security of the Information Systems.

3.13     Interested Party Transactions. Neither Target nor any Subsidiary of Target is indebted to any director, officer, employee or agent of Target or any Subsidiary of Target (except for amounts due as salaries and bonuses and in reimbursement of expenses in the ordinary course of business), and no such Person is indebted to Target or any Subsidiary of Target. There have been no transactions during the two-year period ending on the date hereof that would require disclosure if Target or any Subsidiary of Target were subject to disclosure under Item 404 of Regulation S-K under the Securities Act.

3.14     Minute Books. The minute books of Target and its Subsidiaries contain a complete and accurate summary in all material respects of all meetings of directors and stockholders or actions by written consent since the time of incorporation or organization through the date of this Agreement, and describe all transactions referred to in such minutes accurately in all material respects.

3.15     Material Contracts.

(a)     All of the Material Contracts of Target and its Subsidiaries are listed in Section 3.15 of the Target Disclosure Schedule and a true, correct and complete copy of each such Material Contract has been delivered to Acquiror. With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target and its Subsidiaries that are parties thereto, as applicable, and is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the Material Contract will continue to be legal, valid, binding and enforceable of Target and its Subsidiaries, as applicable, and in full force and effect immediately following the Effective Time in accordance with its terms as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither Target nor any Subsidiary of Target nor, to the Knowledge of Target, any other party is in breach or default of any Material Contract, and to Target’s Knowledge, no event has occurred that with notice or lapse of time would constitute a breach or default by Target, or by any Subsidiary of Target or, to Target’s Knowledge, any other party, or permit termination, modification or acceleration, under such Material Contract. Neither Target nor any Subsidiary of Target is a party to any oral contract, agreement or other arrangement. “Material Contract” means any Contract to which Target is a party:

(i)     with expected receipts or expenditures in excess of $150,000;

(ii)     with a customer of Target or any of its Subsidiaries;

(iii)     that is required to be listed in Section 3.9 of the Target Disclosure Schedule;

(iv)     that is required to be listed in Section 3.17 of the Target Disclosure Schedule;

(v)     requiring Target or any Subsidiary of Target to indemnify any of its officers or directors, or any other Person if pursuant to a Contract made outside of the ordinary course of business;

(vi)     granting any exclusive rights to any party (including any right of first refusal, right of first offer or right of first negotiation);

(vii)     evidencing Indebtedness of $25,000 or more;

(viii)     involving any partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in another Person;

(ix)     relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(x)     which contains confidentiality, non-compete, non-solicit or non-disclosure obligations other than any such Contract entered into with employees, contractors, customers and distributors in the ordinary course of business consistent with past practice pursuant to the Target's standard form;

(xi)     any Contract limiting the freedom of Target or its Subsidiaries to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property Rights, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal (other than those related to debt or equity), rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of Target or its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(xii)     that could reasonably be expected to have a Material Adverse Effect on Target or its Subsidiaries if breached by Target or any of its Subsidiaries in such a manner as would (1) permit any other party to cancel or terminate the same (with or without notice of passage of time); (2) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Target or any Subsidiary of Target; or (3) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract.

(b)     Except for the consents and notices set forth in Section 3.15(b) of the Target Disclosure Schedule, no prior consent of or notification to any party to a Material Contract is required for the consummation by Target and its Subsidiaries of the transactions contemplated hereby to be in compliance with the provisions of such Material Contract or to avoid the termination of, the loss of any right under or the incurrence of any obligation under, such Material Contract.

3.16     Real Estate. All leases for real property (each a “Lease” and collectively, “Leases”) to which Target or any Subsidiary of Target is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally; and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such Leases have been provided to Acquiror. Target and its applicable Subsidiaries have paid all rents and service charges to the extent such rents and charges are due and payable under the Leases. Neither Target nor any Subsidiary of Target owns any real property.

3.17     Accounts Receivable. Subject to any reserves set forth therein, the accounts receivable shown on the Target Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than Affiliates, are not subject to any prior assignment, valid defenses, set-offs or counter claims. The accounts receivable are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Target Financial Statements. No material amount of accounts receivable is contingent upon the performance by Target or any of its Subsidiaries of any obligation or Contract other than normal warranty repair and replacement. No Person has any Encumbrance (other than Permitted Encumbrances) on any of such accounts receivable. Section 3.17 of the Target Disclosure Schedule sets forth an aging of Target’s and its Subsidiaries’ accounts receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns. Section 3.17 of the Target Disclosure Schedule sets forth such amounts of accounts receivable of the Company and its Subsidiaries which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.

3.18     Customers and Suppliers. Section 3.18 of the Target Disclosure Schedule sets forth the top 15 customers by revenue and top 15 suppliers by expenditure of Target and its Subsidiaries for the nine-month period ending on September 30, 2016. As of the date of this Agreement, no customer and no supplier listed on Section 3.18 of the Target Disclosure Schedule has (i) canceled or otherwise terminated, or made any written threat to Target or any Subsidiary of Target to cancel or otherwise terminate its relationship with Target or any Subsidiary of Target, (ii) at any time on or after the Target Balance Sheet Date, decreased materially its services or supplies to Target or any Subsidiary of Target in the case of any such supplier, or its usage of the services or products of Target or any Subsidiary of Target in the case of such customer, and (iii) stated orally or in writing to Target or any Subsidiary of Target that it intends to cancel or otherwise terminate its relationship with Target or any Subsidiary of Target or to decrease materially its services or supplies to Target or any Subsidiary of Target or its usage of the services or products of Target or any Subsidiary of Target, as the case may be. Neither Target nor any Subsidiary of Target has knowingly breached, so as to provide a benefit to Target or any Subsidiary of Target that was not intended by the parties, any Contract with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target or any Subsidiary of Target. To the Knowledge of Target, Target believes as of the date hereof that it can obtain, in reasonable quantities and necessary quality and at a reasonable price and upon reasonable terms and conditions the component products, and it will have available the processes and methods, each as required for the manufacture, assembly or production of any Target Product.

3.19     Title to Property. Target and its Subsidiaries have good and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or, with respect to leased properties and assets, valid leasehold interests therein, free and clear of all Encumbrances (other than Permitted Encumbrances). The plants, property and equipment of Target and its Subsidiaries that are used in the operation of the Target’s business are, in all material respects, in good operation, condition and repair, subject to normal wear and tear. For the avoidance of doubt, the representations and warranties in this Section do not pertain to any property, rights or assets that constitute Intellectual Property Rights, which are separately set forth in Section 3.9.

3.20     Environmental Matters.

(a)     The following terms shall be defined as follows:

(i)     “Environmental Laws” means any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

(ii)     “Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

(b)     To the Knowledge of Target, Target and its Subsidiaries are and have been in material compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by Target and its Subsidiaries at any time (collectively, “Target’s Facilities;” such properties or facilities currently used, leased or occupied by Target and its Subsidiaries are defined herein as “Target’s Current Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of Target’s Facilities that may or will give rise to liability of Target or any Subsidiary of Target under Environmental Laws. To the Knowledge of Target, there are no Hazardous Materials (including asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of Target’s Current Facilities. There neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Target’s Current Facilities. To the Knowledge of Target, no employee of Target or any Subsidiary of Target, nor any other Person, has claimed that Target or any Subsidiary of Target is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. To the Knowledge of Target, no civil, criminal or administrative action, proceeding or investigation is pending against Target or any Subsidiary of Target, or threatened against Target or any Subsidiary of Target, with respect to Hazardous Materials or Environmental Laws.

3.21      Taxes.

(a)     As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, only to the extent the foregoing are in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, stamp tax, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity;

(b)     Target and its Subsidiaries have prepared and timely filed all returns, estimates, information statements and reports required to be filed with any federal, state, provincial and/or local Tax authority (“Returns”) relating to any and all Taxes concerning or attributable to Target or any of its Subsidiaries, or any of their respective operations, due prior to the Closing Date and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with Applicable Law. All Taxes due and owing (whether or not shown on any Return) have been paid when due;

(c)     As of the date hereof, Target and its Subsidiaries have, and as of the Closing Date, Target and its Subsidiaries will have, (i) timely withheld from their respective employees, independent contractors, customers, stockholders, and other Persons from whom they are required to withhold Taxes in compliance with all Applicable Law, (ii) timely paid all amounts so withheld to the appropriate Governmental Entity or to the federal, state, provincial and/or local Tax authority, and (iii) timely complied with all information reporting requirements with respect to such withheld Taxes;

(d)     During the period of all unexpired applicable statutes of limitations, neither Target nor any Subsidiary of Target has been delinquent in the payment of any Tax. There is no Tax deficiency proposed in writing, outstanding or assessed against Target or any Subsidiary of Target, that is not reflected as a liability on the Target’s Financial Statements, nor has Target or any Subsidiary of Target executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;

(e)     Neither Target nor any Subsidiary of Target has any liabilities for unpaid Taxes (i) as of the Target Balance Sheet Date that have not been accrued for or reserved on the Target Balance Sheet, or (ii) since the Target Balance Sheet Date, and through the Closing Date, other than with respect to the IP Purchase Agreement or those incurred in the ordinary course of business and in amounts consistent with prior period, and in each case of (i) and (ii), whether asserted or unasserted, contingent or otherwise;

(f)     Neither Target nor any Subsidiary of Target is a party to any tax-sharing agreement or similar arrangement with any other party, and neither Target nor any Subsidiary of Target has assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax, in each case, other than an agreement (such as a lease) the principal purpose of which is not the sharing or allocation of Tax;

(g)     The Returns of Target and its Subsidiaries have never been audited by a government or taxing authority, and neither Target nor any Subsidiary of Target has ever been notified in writing by a taxing authority of any request for such an audit or other examination;

(h)     Neither Target nor any Subsidiary of Target has ever been a member of an affiliated group of corporations filing a consolidated federal income tax return;

(i)     Target has disclosed to Acquiror any Tax exemption, Tax holiday or other Tax-sparing arrangement that Target or any Subsidiary of Target has in any jurisdiction with a taxing authority pursuant to a written agreement, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement. Target and its Subsidiaries are in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order;

(j)     Target has made available to Acquiror copies of all income Returns filed for all periods since 2005 and all property tax Returns, sales tax Returns and bulk sales Returns for any major asset sale for the prior five (5) years;

(k)     Neither Target nor any Subsidiary of Target has ever been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code;

(l)     Neither Target nor any Subsidiary of Target has ever constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Closing;

(m)     Neither Target nor any Subsidiary of Target has agreed, prior to the Closing, to make, nor is required to make, as a result of actions taken prior to the Closing, any adjustment under Section 481 of the Code or corresponding provision of state, local or foreign law by reason of any change in accounting method;

(n)     Target and its Subsidiaries have complied with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Code and the regulations thereunder;

(o)     Neither Target nor any Subsidiary of Target has ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes, nor has Target nor any Subsidiary of Target made a “check-the-box” election under Section 7701 of the Code;

(p)     There are (and immediately following the Closing there will be) no Encumbrances (other than Permitted Encumbrances) on the assets of Target relating to or attributable to Taxes, other than liens for Taxes not yet due and payable;

(q)     Neither Target nor any Subsidiary of Target has ever requested or received any private letter ruling from the Internal Revenue Service or comparable rulings from any other Governmental Entity or federal, state, provincial and/or local Tax authority (domestic or foreign);

(r)     No power of attorney with respect to Taxes has been granted with respect to Target or any Subsidiary of Target;

(s)     The Returns of Target and its Subsidiaries have never been subject to a Code Section 482 adjustment or corresponding provision of state, local or foreign law. Target and its Subsidiaries are in compliance with all transfer pricing requirements in all jurisdictions in which they do business. Target and its Subsidiaries have prepared contemporaneous transfer pricing documentation in every jurisdiction in which they do business and Target has provided Acquiror with copies of such documentation for the last three taxable years;

(t)     No claim has been made in writing to Target or any Subsidiary of Target by any federal, state, provincial and/or local Tax authority (domestic or foreign) in a jurisdiction where Target and its Subsidiaries do not file Returns to the effect that Target or any Subsidiary of Target may be subject to Tax by that jurisdiction. Neither Target nor any Subsidiary of Target organized under the laws of a jurisdiction in the United States has ever had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country;

(u)     Neither Target nor any Subsidiary of Target will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed prior to the Closing; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) with respect to a transaction consummated prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; or (D) prepaid amount received prior to the Closing;

(v)     Neither Target nor any Subsidiary of Target is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4; and

(w)     No compensation shall be includable in the gross income of any current or former employee, director or consultant of Target or any of its Subsidiaries, or their respective Affiliates, as a result of the operation of Sections 409A or 457A of the Code with respect to any applicable arrangements or agreements in effect prior to the Effective Time. No stock options, stock appreciation rights or other equity-based awards issued or granted by Target or any Subsidiary of Target are treated as deferred compensation arrangements subject to and not exempt from the requirements of Sections 409A or 457A of the Code. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder and under Section 457A of the Code and the guidance thereunder) under which Target or any of its Subsidiaries makes, is obligated to make or promises to make, payments (each, a “409A Plan”) has always complied and currently complies, in both form and operation, with the requirements of Sections 409A and 457A of the Code and the guidance thereunder. Section 3.21(w) of the Target Disclosure Schedule lists each 409A Plan under which Target, any of its Subsidiaries or any of their respective Affiliates makes, is obligated to make or promises to make, payments. There is no agreement, plan, arrangement or other contract by which Target or any Subsidiary of Target is bound to compensate any Person for taxes or penalties paid pursuant to Sections 409A or 457A of the Code.

(x)     There is no agreement, plan, arrangement or other contract covering any current or former employee or other service provider of the Target or any of its ERISA Affiliates, including arrangements contemplated by this Agreement, that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which Target or any Subsidiary of Target is bound to compensate any Person for excise taxes paid pursuant to Section 4999 of the Code. Section 3.21(x) of the Target Disclosure Schedule lists all Persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(y)      The Target has delivered to Acquiror true, correct and complete copies of election statements under Section 83(b) that were provided to the Target with respect to any unvested securities or other property issued by the Target or any of its Affiliates to any of their respective employees. Section 3.21(y) of the Target Disclosure identifies each issuance of unvested securities or other property by the Target or any of its Affiliates to any of their respective employees for which Target was not provided an election statement under Section 83(b) of the Code.

(z)     The Target and its Subsidiaries have paid in full the stamp tax corresponding to all agreements and contracts to which the Target and/or its Subsidiaries are a party, provided that payment of such stamp tax was required by Applicable Law.

3.22     Employee Benefit Plans.

(a)     Target Employee Plans. Section 3.22(a) of the Target Disclosure Schedule contains an accurate and complete list, with respect to Target and any other Person within the controlled group of corporations with Target or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder (collectively an “ERISA Affiliate”) of each material plan, program, policy, practice, contract, agreement or other arrangement providing for direct or indirect compensation, severance benefits, termination pay, retention pay, deferred compensation, performance awards, stock or stock-related options or awards, pension benefits, retirement benefits, profit-sharing benefits, savings benefits, disability benefits, sick leave, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, paid time off or sabbatical benefits, repatriation or expatriation benefits, tax gross ups, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is currently maintained, contributed to, or required to be contributed to, by Target, any of its Subsidiaries or any ERISA Affiliate for the benefit of any current or former employee, director or consultant (collectively, the “Target Employee Plans”). None of Target, its Subsidiaries and their ERISA Affiliates has made any plan or commitment to establish any new Target Employee Plan, to modify any Target Employee Plan (except to the extent required by law or to conform any such Target Employee Plan to the requirements of any Applicable Law, in each case as previously disclosed to Acquiror in writing, or as required by this Agreement).

(b)     Documents. Target has provided to Acquiror (i) current, correct and complete copies of all documents embodying each Target Employee Plan including all amendments thereto and all related trust documents (or a summary of any oral Target Employee Plan), (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Target Employee Plan, (iii) if the Target Employee Plan is funded, the most recent annual and periodic accounting of Target Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, with respect to each Target Employee Plan, (v) all material written agreements and contracts relating to each Target Employee Plan, including administrative service agreements, group insurance contracts and other funding vehicles, and all employment agreements including all amendments thereto, (vi) each affirmative action plan, if applicable, (vii) all communications material to any employee or employees relating to any Target Employee Plan and any proposed Target Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to Target or any of its Subsidiaries or ERISA Affiliates, (viii) all correspondence to or from any Governmental Entity relating to any Target Employee Plan, (ix) all model Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) forms and related notices, (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Target Employee Plan, (xi) all discrimination tests for each Target Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years, (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Target Employee Plan, to the extent applicable, (xiii) all Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) privacy notices and all business associate agreements to the extent required under HIPAA, (xiv) the most recent IRS determination or opinion letter issued with respect to each Target Employee Plan intended to be qualified under Section 401(a) of the Code, (xv) the most recent IRS Form 1095-C report of Health Insurance Offer and Coverage, and (xvi) all rulings or notices issued by a Governmental Entity with respect to each Target Employee Plan.

(c)     Target Employee Plan Compliance. Target and its Subsidiaries and is ERISA Affiliates have performed all material obligations required to be performed by them under, are not in default or violation of, and to the Knowledge of Target, there has not occurred any default or violation by any other party to, any Target Employee Plan, and each Target Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with Applicable Law, including ERISA or the Code. Each Target Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, on which the employer is entitled to rely, as to its qualified status from the IRS and nothing has occurred since the date of the most recent determination that could reasonably be expected to cause any such Target Employee Plan or trust to fail to qualify under § 401(a) or 501(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Target Employee Plan. There are no actions, suits or claims pending or to Knowledge of Target, threatened or (other than routine claims for benefits) against any Target Employee Plan or against the assets of any Target Employee Plan and no fact or circumstance exists that would make such an action, suit or claim likely to occur. Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without any termination fees, service fees, liquidation charges, surrender charges or other liability to Acquiror, Target or any ERISA Affiliate (other than ordinary administration expenses). Each Target Option may, in connection with the Merger, be cancelled and extinguished as of the Effective Time as is provided in Sections 2.7(a) and 2.7(b) without payment of consideration to any Party. There are no, and in the past six (6) years have been no, audits, inquiries or proceedings pending to the Knowledge of Target, or threatened by the IRS, the United States Department of Labor, or any other Governmental Entity with respect to any Target Employee Plan. Neither Target, nor any Subsidiary of Target, nor any ERISA Affiliate is subject to any fine, assessment, penalty or other Tax or liability with respect to any Target Employee Plan under Title I of ERISA or Chapter 43 of the Code or otherwise by operation of law or contract. Target and its applicable Subsidiaries and ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Target Employee Plan. There is no event that could give rise to loss of the tax-qualified or tax-exempt status of any Target Employee Plan. All contributions, transfers and payments in respect of any Target Employee Plan maintained in the United States or otherwise subject to the Code, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code. The Target and its Subsidiaries and ERISA Affiliates have paid all amounts each is required to pay as contributions to the Target Employee Plans as of the date of this Agreement; all benefits accrued under any unfunded Target Employee Plan will have been paid, accrued or otherwise adequately reserved in accordance with GAAP.

(d)     No Pension Plan. Neither Target, nor any Subsidiary of Target, nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, or incurred an obligation to contribute (whether directly or indirectly through a leasing agreement) to any Target Employee Plan that is (i) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code or (ii) a Target Employee Plan in which stock of the Target, any Subsidiary of Target or any ERISA Affiliate is or was held as a plan asset.

(e)     No Self-Insured Target Employee Plan. Neither Target, nor any Subsidiary of Target, nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to or incurred an obligation to contribute to any self-insured “group health plan” (within the meaning of Section 5000(b)(1) of the Code) that (i) provides benefits to employees (other than a medical flexible spending account, health reimbursement arrangement or other similar program), including any such plan pursuant to which a stop-loss policy or contract applies or (ii) is a “funded welfare plan” within the meaning of Section 419 of the Code.

(f)     Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has Target, any Subsidiary of Target or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Sections 3(37) or 4001(a)(3) of ERISA). Neither Target, nor any Subsidiary of Target, nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to (i) any multiple employer plan or to any plan described in Section 413 of the Code or (iii) any “multiple employer welfare arrangement” as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

(g)     No Post-Employment Obligations. No Target Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither Target nor any Subsidiary of Target nor any ERISA Affiliate has represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.

(h)     COBRA; FMLA; CFRA; HIPAA; ACA. Target, its Subsidiaries and each ERISA Affiliate have complied in all respects with COBRA, the Family Medical Leave Act of 1993, as amended (“FMLA”), the California Family Rights Act of 1993, as amended (“CFRA”), HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, the Patient Protection and Affordable Care Act of 2010 and any similar provisions of federal, state or foreign law applicable to its employees. To the extent required under HIPAA and the regulations issued thereunder, Target and its Subsidiaries and its ERISA Affiliates have performed all obligations under the medical privacy rules of HIPAA, the electronic data interchange requirements of HIPAA, and the security requirements of HIPAA. Neither Target nor any of its Subsidiaries nor any of its ERISA Affiliates has unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension. There are no facts or circumstances that would be reasonably likely to subject the Target, its Subsidiaries or its ERISA Affiliates to any assessable penalty under Section 4980H of the Code with respect to any period prior to the Closing Date.

(i)     Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, change of control, golden parachute, bonus, tax gross up, or otherwise), becoming due to any current or former employee, director or consultant, (ii) result in any forgiveness of Indebtedness of any current or former employee, director or consultant, (iii) materially increase any benefits otherwise payable by Target or any of its Subsidiaries or ERISA Affiliates to any current or former employee, director or consultant, (iv) result in the acceleration of the time of funding, payment or vesting of any such benefits to any current or former employee, director or consultant except as required under Section 411(d)(3) of the Code, or (v) result in the acceleration of the vesting of any options, warrants or other equity interests held by any current or former employee, director or consultant.

(j)     Foreign Target Employee Plan. With respect to each Target Employee Plan which is (x) subject to the laws of any jurisdiction outside of the United States, or (y) is entered into, maintained, administered or contributed to by Target or any of its Subsidiaries and covers any employee or former employee, consultant or director of Target or any of its Subsidiaries who resides or works outside the United States (a “Foreign Target Employee Plan”), the Foreign Target Employee Plan (i) has been maintained in all material respects in accordance with all applicable legal requirements and with its terms, (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, (iii) is fully funded, has been fully accrued for on the Target Financial Statements and will be fully accrued for on the Closing Balance Sheet, (iv) if not previously fully funded, will be fully funded as of the Closing Date, (including with respect to benefits not then vested) and (v) if required to be registered, has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities.

(k)     Promissory Notes. To the extent permissible by Applicable Law, Section 3.22(k) of the Target Disclosure Schedule sets forth the name of and amount each Target employee, director and stockholder owes the Target or its Subsidiaries pursuant to a promissory note executed by such individual in favor of the Target or its Subsidiaries (the “Promissory Notes”) together with all information necessary to calculate the outstanding interest and fees due and payable on each such Promissory Note.

3.23     Employee Matters.

(a)     Employee Information. Section 3.23 of the Target Disclosure Schedule contains a list of the names (to the extent permissible by Applicable Law) of all current employees (including part-time employees and temporary employees), leased employees, independent contractors and consultants of Target and its Subsidiaries. For each such employee, leased employee, independent contractor and consultant, Section 3.23 of the Target Disclosure Schedule indicates which Person or Persons (whether Target or one or more Subsidiaries of Target) employ such individual or have contracted the services of such individual, as applicable. For employees, the list shall contain their job position, location of work, full-time, part-time, or temporary status, their classification as exempt or non-exempt, hire date, specification of any term of employment or relationship of any other nature prior to hiring date, dollar amounts of any potential severance rights, leave of absence status, annual salary or wages, any commission or bonus for the most recent calendar year, visa status and type and any accrued but unpaid vacation balance. For independent contractors and consultants, the list contains the date of initial service, location of work, and terms of compensation. To Target’s Knowledge, none of the Target’s or its Subsidiaries’ current or former employees or consultants who provide or have provided services in Argentina are, or at any time were, employees of any university or other similar educational institution.

(b)     Compliance with the Law. Target and its Subsidiaries are in compliance in all material respects with all Applicable Law respecting employment, employment practices, terms and conditions of employment, employee safety and health, wages, compensation, hours of work, any seconded employees, classification of employees as exempt or non-exempt, classification of service providers as employees or independent contractors, Tax withholding, prohibited discrimination, equal employment, fair employment practices (including record keeping requirements), meal and rest periods, immigration status, data privacy and in each case, with respect to employees: (i) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) have duly classified and recorded as remuneration all compensation (in cash or in kind) in favor of their respective employees, pursuant to Applicable Laws, (iii) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters currently pending or to the Knowledge of Target threatened, between Target or any Subsidiary of Target, on the one hand, and any or all of their respective current or former employees contractors or consultants, on the other hand, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, lay off, reduction in force, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage, employee agreement, or any employment or labor matter whatsoever. There are no pending or to the Knowledge of Target threatened, claims or actions against Target, any Subsidiary of Target, or any trustee of Target or of a Subsidiary of Target under any worker’s compensation policy, long-term disability plan or policy or similar policy. Neither Target nor any Subsidiary of Target has any unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation. Target and its Subsidiaries have provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement. Target is not party to a conciliation agreement, consent decree or other agreement or order with any foreign, federal, state or local agency or governmental authority with respect to employment practices. To the extent permitted by Applicable Law, the services provided by the employees of Target and its Subsidiaries are terminable at the will of Target and its Subsidiaries, and any such termination would result in no liability to Target or Subsidiary of Target. Section 3.23(b) of the Target Disclosure Schedule lists all liabilities of Target and the Subsidiaries of Target to any employee, director or consultant, that result from the termination by Acquiror or Target or a Subsidiary of Target of such Person’s employment or provision of services, a change of control of Target or a Subsidiary of Target, or a combination thereof. Neither Target, nor any Subsidiary of Target, has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, with respect to any employee leased from another employer, or with respect to any employee currently or formerly classified as exempt from overtime wages. All current and past employees of Target and its Subsidiaries have been at all times duly recorded as such in the books or records of Target and of its Subsidiaries. Neither Target nor its Subsidiaries have, because of past practices or previous commitments with respect to their employees, established any rights on the part of their employees to additional compensation with respect to any period after Closing. To the Knowledge of Target, none of the employees of Target or of any of its Subsidiaries have previously been involved in an employment relationship with any or all of the Stockholders before being hired by Target or by any of its Subsidiaries. To the extent that employees of TriNet and any other similar third party employer provide services to Target, to Target’s Knowledge, TriNet and any other similar third party employer has also been in compliance in all material respects with all Applicable Law pertaining to employment and employment practices with regard to those employees. Target has fully complied in all material respects with its current customer services agreement with TriNet and any other similar agreement with a third party employer and all other contracts and agreements with TriNet and any other similar third party employer and, to Target’s Knowledge, TriNet and any other similar third party employer has complied in all material respects with such contracts and agreements.

(c)     Labor. No work stoppage, labor dispute, slowdown, or concerted refusal to work overtime, or labor strike against Target or any Subsidiary of Target is pending, or to the Knowledge of Target, threatened. There are no activities or proceedings of any labor union to organize any of Target’s or its Subsidiaries’ employees. There are no actions, suits, claims, labor disputes or grievances currently pending or threatened, or reasonably anticipated relating to any labor matters involving any employee, including charges of unfair labor practices. Neither Target nor any Subsidiary of Target has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Target nor any Subsidiary of Target presently is, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, works council agreements or procedures, or union contract with respect to employees and no collective bargaining agreement is being negotiated by Target or any Subsidiary of Target.

(d)     WARN. Within the past year, neither Target nor any Subsidiary of Target has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law that remains unsatisfied, nor shall any terminations prior to the Closing Date result in unsatisfied liability or obligation under WARN or any similar state or local law. Neither Target nor any Subsidiary of Target has taken any action which would constitute a "plant closing" or "mass layoff" within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(e)     No Interference or Conflict. To the Target’s Knowledge, no stockholder, director, officer, employee or consultant of Target or any Subsidiary of Target is obligated under any Contract, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with such Person’s efforts to promote the interests of Target and its Subsidiaries or that would interfere with the Target Business. To the Target’s Knowledge, neither the execution nor delivery of this Agreement, nor the carrying on of the Target Business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Target Business as presently conducted or currently proposed to be conducted will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound.

(f)     Severance Pay. The severance pay due to the employees of Target and its Subsidiaries is fully funded or accrued in accordance with GAAP, all liabilities of Target and its Subsidiaries in connection with their respective employees were adequately accrued in the Target Financial Statements (in accordance with GAAP), and Target is not aware of any circumstance whereby any employee of Target or any of Subsidiary of Target might validly demand any claim for compensation upon termination of employment beyond the statutory or contractual severance pay or benefits to which such employee is entitled and which has been fully funded or accrued by Target or its Subsidiaries. All contributions required to be paid with respect to workers’ compensation arrangements of Target or any of its Subsidiaries have been made or accrued as a liability in the Target Financial Statements.

3.24     Insurance. Section 3.24 of the Target Disclosure Schedule sets forth a complete and accurate list of all policies of insurance and bonds entered into by Target and its Subsidiaries. All such policies and bonds are of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and Target and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds. To the Knowledge of Target, there is no threatened termination of, or material premium increase with respect to, any of such policies.

3.25     Compliance With Laws. Target and its Subsidiaries have complied in all material respects with, and are in compliance in all material respects with, all Applicable Law with respect to the conduct of their business, or the ownership or operation of their business.

3.26     Brokers’ and Finders’ Fee. Except as set forth on Section 3.26 of the Target Disclosure Schedule, no broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

3.27     International Trade Matters. Target and its Subsidiaries are, and within the past five (5) years have been, in compliance with, and have not been and are not in material violation of, all International Trade Laws, including all Applicable Law related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same. To the Knowledge of Target, neither Target nor any of its Subsidiaries have received any written order, notice, or other communication from any Governmental Entity of any actual or potential violation or failure to comply with any International Trade Law. “International Trade Law” means (i) U.S. statutes, laws and regulations applicable to international transactions, including but not limited to the Export Administration Act, the Export Administration Regulations, the FCPA, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder and (ii) Argentine statutes, laws and regulations applicable to international transactions, including Customs regulations, Transfer Pricing regulations and Argentine Central Bank foreign exchange regulations.

3.28     Absence of Unlawful Payments. None of Target, any Subsidiary of Target, or any director, officer, employee, agent or representative of Target or a Subsidiary of Target, nor any Person acting on behalf of any of the aforementioned Persons, has offered, authorized, made, paid or received, or will in the future offer, authorize, make, pay or receive, directly or indirectly, any bribes, kickbacks, or other similar payments or offers or transfers of value in connection with obtaining or retaining business or to secure an improper advantage to or from any person; nor have any of them, directly or indirectly, committed any violation of any applicable anti-corruption law or regulation, including the U.S. Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq. (“FCPA”).

3.29     Compliance with Rights of First Refusal. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Merger or any other transaction contemplated by this Agreement, will result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, any Contract to which Target or any Subsidiary of Target is a party that provides for any right of notice, right of first refusal, right of first offer, right of first negotiation or similar right directly or indirectly applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement.

3.30     Disclosure. The information supplied by Target for inclusion in the Information Statement at the time the Information Statement is delivered to the Stockholders or at the Effective Time shall not, contain any statement that, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror that is contained in the Information Statement.

4.    Representations and Warranties of Acquiror and Merger Sub. Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Section 4 are true and correct.

4.1     Organization, Standing and Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Acquiror.

4.2     Authority.

(a)     Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity.

(b)     The execution and delivery of this Agreement by Acquiror and Merger Sub, and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (i) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of Acquiror and its Subsidiaries or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the certificate of incorporation, bylaws or other equivalent organizational or governing documents of Acquiror and its Subsidiaries, in each case as amended to date, or (B) any Applicable Law which is applicable to Acquiror or its Subsidiaries, or any of their respective properties or assets.

4.3     Sufficiency of Funds. Acquiror has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Merger Consideration and consummate the transactions contemplated by this Agreement.

5.       Conduct Prior to the Effective Time.

5.1     Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror, such consent which shall not be unreasonably withheld, delayed or conditioned), with respect to itself and all of its Subsidiaries: (A) to carry on the Target Business in the ordinary course in substantially the same manner as heretofore conducted; (B) to pay its debts and Taxes when due subject to (i) any good faith disputes over such debts or Taxes; and (ii) Acquiror’s consent to the filing of material Tax Returns, if applicable; and (C) to pay or perform other material obligations when due; (D) to use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and Key Employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Target agrees to promptly notify Acquiror of (x) any creditor, employee, consultant, customer or vendor or other Person having a material business relationship with Target or any Subsidiary of Target, who notifies Target or any Subsidiary, that such Person currently intends to change such Person’s relationship with Target or any Subsidiary of Target, (y) any material event or occurrence not in the ordinary course of the Target Business, and of any event which could reasonably be expected to have a Material Adverse Effect on Target or its Subsidiaries; and (z) any material change in its capitalization or the ownership of any of its Subsidiaries as set forth in Section 3.5. Without limiting the foregoing, except as expressly contemplated by this Agreement or Section 5 of the Target Disclosure Schedule, Target shall not, and shall cause its Subsidiaries to not, do, cause or permit any of the following, without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)     Charter Documents. Cause or permit any amendments to its Restated Certificate or Bylaws.

(b)     Dividends; Changes in Capital Stock. Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem, or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it.

(c)     Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of Target Options or other rights granted under the Target Incentive Plan or authorize cash payments in exchange for any Target Options or other rights granted under any of such plans or adopt any form of equity based compensation plan.

(d)     Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than the issuance of shares of Target Capital Stock pursuant to the exercise of Target Options outstanding as of the date of this Agreement.

(e)     Intellectual Property. Enter into or amend any Contracts pursuant to which Target transfers or licenses to any Person or entity any rights to its Proprietary Rights or any other party is granted rights of any type or scope with respect to any of Target’s proposed products or Proprietary Rights, other than non-exclusive licenses to customers or suppliers of Target that are terminable for any reason by Target upon no more than thirty (30) days’ notice.

(f)     Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its business, taken as a whole, other than in the ordinary course of business consistent with past practice.

(g)     Indebtedness. Incur any Indebtedness for borrowed money, or guarantee any such Indebtedness, or issue or sell any debt securities or guaranty any debt securities of others in excess of $25,000 in the aggregate.

(h)     Agreements. Enter into, terminate, renew or amend, any Material Contract or any Contract that would be a Material Contract if in existence on the date hereof.

(i)     Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of $150,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements, and other than as permitted hereunder.

(j)     Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, in excess of $150,000 in the aggregate, except for capital expenditures reflected on the budget Target has made available to Acquiror.

(k)     Employee Benefit Plans; New Hires or Adverse Actions; Pay Increases. Except as contemplated by this Agreement, amend any Target Employee Plan or adopt any plan that would constitute a Target Employee Plan except in order to comply with Applicable Law, or hire more than three (3) new employees, or terminate any employee other than for cause, pay any discretionary bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date hereof and listed in Section 3.22(a) of the Target Disclosure Schedule or in accordance with past practice), grant or promise any incentive compensation, or increase the benefits, salaries or wage rates of its employees, or change the material terms of employment or engagement thereof; or terminate or demote any Key Employee or encourage any such employees to resign from Target; provided, however, that Target may increase the benefits, salaries or wage rates, or change the material terms of employment for up to two (2) individuals without the consent of Acquiror.

(l)     Severance Arrangements. Grant or pay any severance or termination pay or benefits (A) to any director or officer or (B) except for payments made pursuant to statutory obligations or written agreements outstanding on the date hereof and disclosed in Section 3.22(a) of the Target Disclosure Schedule, to any other employee.

(m)     WARN. Terminate any employees prior to the Closing under circumstances that would trigger any notice or other obligations under the WARN Act or similar state or local law.

(n)     Lawsuits. Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where Target in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Target Business, provided that it consults with Acquiror prior to the filing of such a suit or (C) for a breach of this Agreement; or enter into any settlement agreement with respect to any lawsuit.

(o)     Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole.

(p)     Taxes. Change any Tax election, change an annual accounting period or change any accounting method, file any amended Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or Tax assessment, or consent to any extension or waiver of the limitation period applicable to any Tax claim or Tax assessment relating to Target.

(q)     Revaluation. Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in GAAP.

(r)     Change in Accounting Methods. Change any of its accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or its Subsidiaries.

5.2    No Solicitation.

(a)     From and after the date of this Agreement and until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, neither Target nor its directors, officers, employees, representatives or agents will, directly or indirectly, or otherwise: (i) solicit, knowingly encourage, initiate, review or participate in any negotiations or discussions with respect to any offer, indication of interest or proposal, whether oral, written, or otherwise, formal or informal, to, directly or indirectly, acquire all or any substantial part of Target’s or its Subsidiaries’ business or assets of any kind, whether by purchase of assets, exclusive license, purchase of stock, merger or other business combination, or otherwise (any of the foregoing being an “Competing Proposed Transaction”); (ii) disclose any information not customarily disclosed consistent with Target’s past practices to any person concerning Target and its Subsidiaries and which Target believes would be used for the purposes of formulating any offer, indication of interest or proposal for a Competing Proposed Transaction; (iii) assist, cooperate with, facilitate or encourage any person to make any offer, indication of interest or proposal for a Competing Proposed Transaction (directly or indirectly); (iv) agree to, enter into a contract, arrangement or understanding regarding, approve, recommend or endorse any Competing Proposed Transaction; or (v) authorize or permit any of Target’s Representatives to take any such action.

(b)     Target shall immediately notify Acquiror promptly (and no later than twenty-four (24) hours) after receipt by Target (or its Representatives) of a Competing Proposed Transaction or any request for nonpublic information in connection with a Competing Proposed Transaction or for access to the properties, books or records of Target by any Person or entity that informs Target that it is considering making, or has made, a Competing Proposed Transaction. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact, including the proposed price.

6.     Additional Agreements.

6.1     Information Statement. Promptly following the execution of this Agreement, Target shall submit to the Stockholders the Information Statement (in form and substance reasonably satisfactory to Acquiror) and the Written Consent and Joinder adopting, among other things, this Agreement and approval of the conversion of the Series C Preferred Stock and Series C Prime Preferred Stock into Target Common Stock immediately prior to the Effective Time. Promptly following the execution of this Agreement, Target shall circulate to the holders of Vested Target Options and Target Warrants eligible to receive a portion of the Merger Consideration pursuant to Section 2.7 and Section 2.8, the Option Acknowledgement and Warrant Acknowledgement for signature, and shall provide to Acquiror at Closing, executed copies of all Option Acknowledgements and Warrant Acknowledgements received by Target. On the Closing Date, Target shall send a notice in a form reasonably satisfactory to Acquiror listing the date of the Second Option Acknowledgement Deadline to all holders of Vested Target Options who have not executed an Option Acknowledgment prior to the Closing Option Acknowledgement Deadline.

6.2     Access to Information. Subject to compliance with Applicable Law, Target shall afford Acquiror and its Representatives, reasonable access during the period until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time to (i) all of Target’s and its Subsidiaries’ properties, personnel, books, contracts, commitments and records as reasonably requested by Acquiror and (ii) all other information concerning the business, properties and personnel of Target and its Subsidiaries as Acquiror may reasonably request; provided, however, that (a) Target shall have the right to have its Representatives present for any communication with employees or officers of Target and (b) where access to information is subject to any legal privilege or to contractual prohibition against disclosure, Acquiror and Target shall use commercially reasonable efforts to provide disclosure in a form, including common interest, that continues to protect the interest of both Acquiror and Target. Target shall use its commercially reasonable efforts: (a) upon Acquiror’s request, to assist Acquiror and its Representatives in the preparation of any audited historical and pro forma financial statements of Target that may be required in connection with Acquiror’s reporting obligations to the Securities and Exchange Commission related to this Agreement or any of the transactions contemplated hereby (“Required Target Financials”) (b) reasonably promptly furnish such information as Acquiror may reasonably request in connection with the Required Company Financials. No information or Knowledge obtained in any investigation pursuant to this Section 6.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

6.3     Confidentiality. The parties acknowledge that Acquiror (or one of its Affiliates) and Target have previously executed a Non-Disclosure Agreement dated April 7, 2015 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms, as if such Confidentiality Agreement were entered into directly by each of the parties hereto, except (a) as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or (b) to the extent disclosure is made by a Stockholder that is an investment fund to its partners, subject to a duty of confidentiality, and is limited to the results of such stockholder’s investment in Target and such other information as is required to be disclosed by such Stockholder under its partnership agreement, limited liability company agreement or comparable organizational agreement.

6.4     Public Disclosure. Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior written approval of the other, except (a) as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or (b) to the extent disclosure is made by a Stockholder that is an investment fund to its partners, subject to a duty of confidentiality, and is limited to the results of such stockholder’s investment in Target and such other information as is required to be disclosed by such Stockholder under its partnership agreement, limited liability company agreement or comparable organizational agreement.

6.5     Regulatory Approval; Further Assurances.

(a)     Each party shall use commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity, including any Premerger Notification and Report Forms required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice in order to comply with the HSR Act. Without limiting the generality of the foregoing, Acquiror and Target shall take commercially reasonable actions and shall file and use commercially reasonable efforts (i) to have declared complete all documents and notifications with any such Governmental Entity, as may be required under the HSR Act and (ii) to obtain early termination of the applicable waiting period under the HSR Act. Subject to Sections 6.5(c) and 6.5(d), Target and Acquiror shall take commercially reasonable efforts to respond as promptly as practicable to (1) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (2) any inquiries or requests received from any state attorney general or other Governmental Entity in connection with antitrust or related matters. Each of Target and Acquiror shall (i) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding, and (iii) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger.

(b)     Subject to Sections 6.5(c) and 6.5(d), Acquiror and Target shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Sections 6.5(c) and 6.5(d), each party to this Agreement shall: (i) make any filings and give any notices required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use commercially reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(c)     Each of Acquiror and Target shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror and Target shall cooperate and use its commercially reasonable efforts to vigorously contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of any such transaction. Acquiror shall be responsible for the payment of all fees related to any filing with a Governmental Entity required by this Section 6.5.

(d)     Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Acquiror shall not have any obligation under this Agreement to: (i) dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause Target to dispose of any assets; (ii) discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or commit to cause Target to discontinue offering any product or service; (iii) license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Rights, or commit to cause Target to license or otherwise make available to any Person any technology, software or other Proprietary Rights; (iv) hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or commit to cause Target to hold separate any assets or operations; or (v) make or cause any of its Subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of Target.

6.6     Notification of Certain Matters. Each of Target and Acquiror shall give immediate notice to the other if any of the following occurs after the date of this Agreement and prior to the termination of this Agreement or the Effective Time: (a) receipt of any notice of, or other communication relating to, a default, or event which with notice or lapse of time or both would become a default, under any Material Contract; (b) receipt of any notice or other communication in writing from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (d) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied; (e) the commencement or threat of any action involving or affecting Target or any of its properties or assets; (f) the occurrence or non-occurrence of any fact or event that causes or is reasonably likely to cause a breach by Target or Acquiror of any provision of this Agreement applicable to it; (g) the occurrence of any fact or event of which such party becomes aware that results in the inaccuracy in any representation or warranty of such party in this Agreement; and (h) the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Material Adverse Effect of Target; provided, that the delivery of any notice by any party pursuant to this provision shall not modify any representation or warranty of such party, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to the other parties and the failure of the party receiving such information to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of the party disclosing such information.

6.7     Employees.

(a)     From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, Target will use commercially reasonable efforts in consultation with Acquiror to retain the Key Employees through the Closing and immediately following the Effective Time.

(b)     All employees of Target or its Subsidiaries will remain and continue as employees of Target or its Subsidiaries immediately after the Effective Time.  Each such employee shall be required to sign Acquiror’s standard form of proprietary rights and inventions agreement and such other standard agreements related to employment as modified for compliance with Applicable Law.

(c)     Other than the Target Severance Payments, no severance payments or other change of control liabilities payable to individuals employed by Target prior to the Effective time shall be paid by Target.

(d)     Effective as of the day immediately preceding the Closing Date, and contingent upon the Closing, Target shall terminate all Target Employee Plans that are intended to be qualified under Code Section 401(a) arrangement (each a “401(k) Plan”) and effective as of the Closing Date and contingent upon the Closing, Target, Subsidiary and any ERISA Affiliate shall terminate all other “employee benefit plans” within the meaning of ERISA as specified by Acquiror and to the extent permitted by the terms of such employee benefit plan, in each case upon Acquiror’s written notice to Target no later than ten (10) calendar days prior to the Closing Date. Target shall provide Acquiror with evidence that such Target Employee Plan(s) and the Target Incentive Plan have been terminated (effective no later than the effective dates specified therein) pursuant to resolutions of the Board of Directors or any applicable committee thereof. The form and substance of such resolutions shall be subject to reasonable review and approval by Acquiror. Target also shall take such other actions in furtherance of terminating such 401(k) Plans as Acquiror may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then Target shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees, and provide such estimate in writing to Acquiror no later than five (5) calendar days prior to the Closing Date. Prior to the Closing Date, the Target shall take all such actions as are necessary to terminate the Target Employee Plans listed on Schedule 6.7(d) effective as of immediately prior to the Effective Time without Liability to Acquiror or its Affiliates.

(e)     Acquiror agrees that subject to Applicable Law: (i) all employees of Target and its Subsidiaries as of immediately prior to the Effective Time who become employees of Acquiror (or one of its Affiliates) after the Effective Time, including the Key Employees (the “Continuing Employees”) shall be eligible to participate either in Target Employee Plans or in the retirement, health, vacation and other non-equity based employee benefit plans of Acquiror (or its applicable Affiliates) (the “Acquiror Benefit Plans”) that are generally made available by Acquiror to similarly situated employees and subject to the terms and conditions of such plans; and (ii) certain Continuing Employees, as determined by Acquiror and Target’s Chief Executive Officer in their discretion, shall be eligible to receive retention incentives to be established by the Acquiror effective as of, and conditional upon, the Closing, subject to the terms and conditions set forth in the applicable retention memoranda (including, to the extent allowed by Applicable Law, a valid and enforceable general release and waiver of claims in favor of Target, Acquiror, the Surviving Corporation and their Affiliates) and subject to such Continuing Employee’s due execution and delivery to Acquiror of his or her retention memorandum; provided, however, that nothing in this Section 6.7 or elsewhere in this Agreement shall limit the right of Acquiror after the Closing to amend or terminate any such Acquiror Benefit Plans at any time to the extent permitted by Applicable laws. The retention incentives discussed in this section shall total $5,000,000 in cash, to be released in amounts determined by Acquiror and Target’s Chief Executive Officer to participants receiving retention incentives over a period of two years beginning at the Effective Time, subject to the terms and conditions of the retention memoranda. Effective as of 12:01 a.m. on the day following the Closing Date and for the twelve month period following the Closing Date, Acquiror agrees to provide or cause its applicable Subsidiary to provide (i) each Continuing Employee with a base salary or standard hourly wage rate and target bonus amount, that is no less than his or her base salary or standard hourly wage rate, and target bonus amount, as in effect on the Effective Time and (ii) the Continuing Employees with employee benefits, plans, programs and arrangements (excluding change in control, severance, defined benefit and equity and equity-based benefits) that are in the aggregate substantially similar to the benefits (excluding change in control, severance, defined benefit and equity and equity-based benefits) provided to such employees of Target and its Subsidiaries on the date hereof. In determining substantial similarity in the aggregate each type of benefit plan provided to Continuing Employees shall be compared to one similar type of benefit plan offered by Target or its Subsidiaries without regard to the fact that Target may offer additional plans of the same general type. Substantial similarity in the aggregate shall be determined without considering Continuing Employee contributions to the premiums for health insurance benefits provided that such contributions are no greater than the contributions made by other similarly situated employees of Acquirer.

(f)     With respect to the Acquiror Benefit Plans, to the extent made available to Continuing Employees and to the extent permitted under such Acquiror Benefit Plans and under Applicable Law, credit for service accrued by Continuing Employees (and eligible dependents) for employment with Target prior to the Effective Time shall be recognized for purposes of eligibility and vesting (but not with respect to the accrual of any benefits or to the extent necessary to prevent duplication of benefits).

(g)     Within forty (40) days following the Closing Date, as an inducement to their employment with Acquiror, certain Continuing Employees will be awarded Acquiror RSUs representing an aggregate of 1,000,000 shares of Acquiror Stock by the compensation committee of Acquiror’s board of directors, which Acquiror RSUs shall be allocated among the Continuing Employees as determined by Acquiror and Target’s Chief Executive Officer. Such Acquiror RSUs will be subject to all of the terms and conditions set forth in a restricted stock unit agreement to be entered into between each recipient of such Acquiror RSUs and Acquiror, including vesting over four years of service beginning at the Effective Time or milestone based vesting for a limited number of Key Employees on terms that are in accordance with Acquiror’s standard forms for RSUs, and including a valid and enforceable general release and waiver of claims in favor of Target, Acquiror, the Surviving Corporation and their Affiliates. Acquiror will use commercially reasonable efforts to cause the Acquiror Stock issuable upon settlement of the Acquiror RSUs to be registered with the SEC on Form S-8 no later than forty (40) days following the Closing Date, will use exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Acquiror RSUs remain outstanding and will reserve a sufficient number of shares of Acquiror Stock for issuance upon settlement thereof.

(h)     Nothing in this Section 6.7 or elsewhere in this Agreement shall constitute an amendment to, or be construed as amending, modifying or terminating any benefit plan, program, arrangement or agreement, or be construed to create a right in any employee of Target or Acquiror to employment with Acquiror, the Surviving Corporation, Target or any other Subsidiary of Acquiror or Target subject to the requirements of Applicable Law and, subject to any other binding written agreement between an employee and Acquiror, the employment of each Continuing Employee shall be “at will” employment to the maximum extent permitted by Applicable Law. Notwithstanding anything in this Agreement to the contrary, no Continuing Employee or other employee of the Target or any of its Subsidiaries, or any beneficiary or dependent thereof, will be deemed to be a third-party beneficiary of this Section 6.7 or any other provision of this Agreement.

(i)     Section 280G Matters.

(i)     Target will obtain and deliver to Acquiror, prior to the initiation of the procedure described in ☒subsection (ii) of this Section 6.7(i), an excess parachute payment waiver, in the form previously approved by Acquiror, from each Person who Target and Acquiror reasonably agree is, with respect to Target or any of its Subsidiaries or its ERISA Affiliates, a “disqualified individual” (within the meaning of Section 280G of the Code) and who would otherwise receive or have the right or entitlement to receive or retain a “parachute payment” (as defined in Section 280G(b)(2) of the Code) from Target or any of its Subsidiaries or its ERISA Affiliates , or from Acquiror or any trade or business (whether or not incorporated) that is a member of a controlled group or which is under common control with Acquiror within the meaning of Section 414 of the Code, under Section 280G of the Code in connection with the transactions contemplated by this Agreement (including in connection with certain changes in any such Person’s employment circumstances following the consummation of the Merger). By the execution of such waiver agreement, the Person executing the waiver will agree to waive all of his or her right and entitlement to receive (or if already paid, his or her right and entitlement to keep) any portion of such “parachute payments” which would cause the Person executing the waiver to receive an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), unless Target’s stockholders approve such waived payments in accordance with Section 280G(b)(5)(A)(ii) of the Code.

(ii)     Target will submit the payments which are waived pursuant to the waiver agreements described in ☒subsection (i) of this Section 6.7(i) to its stockholders and the holders of the voting power of any entity stockholder for their approval in accordance with all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

6.8     Expenses. Whether or not the Merger is consummated, all Transaction Expenses and any other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. For purposes of clarity, and notwithstanding the foregoing, (i) any Target Transaction Expenses which remain unpaid at Closing shall be deducted from the Closing Merger Consideration paid hereunder, as provided in the applicable provisions of this Agreement and (ii) neither the Surviving Corporation nor Acquiror shall be responsible for payment or reimbursement of the Target Transaction Expenses.

6.9     Consents. Target shall use its commercially reasonable efforts to obtain the consents or waivers, and provide the notices set forth on Section 3.15(b) of the Target Disclosure Schedule, other than those consents, waivers and notices set forth in Schedule D-2, which Target shall use its best efforts to obtain.

6.10     Tax Matters.

(a)     Tax Returns.  Acquiror shall prepare or cause to be prepared and file or cause to be filed all Returns for Target and any Subsidiary of Target that are required to be filed after the Closing Date.  In the case of Returns that could form the basis for an indemnity claim against the Effective Time Holders under this Agreement (“Pre-Closing Period Returns”), such Pre-Closing Period Returns shall be prepared in accordance with past practice of Target or a Subsidiary of Target, as appropriate (except to the extent counsel for Acquiror determines in good faith that such Pre-Closing Tax Return cannot be so prepared and filed or an item so reported without being subject to penalties).  Acquiror shall permit the Securityholders’ Agent to review and comment on each such Pre-Closing Period Returns at least ten (10) Business Days prior to filing and Acquiror shall consider in good faith all reasonable comments made by Securityholders’ Agent in writing. Without the prior written consent of Securityholders’ Agent (which consent will not be unreasonably withheld, delayed, or conditioned), Acquiror will not, and will not cause or permit Target, Surviving Corporation or any Subsidiary of Target to, take any of the following actions, if such action could reasonably give rise to an indemnification claim against the Effective Time Holders under this Agreement unless such action is in conformity with a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state, local or foreign Tax law): (i) amend any Returns of or with respect to Target or any Subsidiary of Target, (ii) make or change any Tax election of or with respect to Target or any Subsidiary of Target, or (iii) agree to the extension or waiver of the statute of limitations period or take any other action that has the effect of extending the period of assessment or collection of any Taxes of or with respect to Target or any Subsidiary of Target. The parties agree that Target may take such actions as would result in the payment or accrual of the Target Employer Share on the Closing Date.

(b)     Allocation of Taxes. In the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date (the “Straddle Period”), the portion of such Tax which relates to the Pre-Closing Tax Period shall to the fullest extent admissible under Applicable Law of the corresponding federal, state, provincial and/or local jurisdiction (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

(c)     Tax Contests. After the Closing Date, Acquiror, Target and the Securityholders’ Agent, respectively, shall inform the other party in writing of the commencement of any audit, examination, proceeding or self-assessment relating in whole or in part to Taxes for which Acquiror may be entitled to indemnity from the Effective Time Holders under this Agreement (“Tax Contest”). After the Closing Date, Acquiror shall have the exclusive right to represent the interests of Target or any Subsidiary of Target in any and all Tax Contests; provided, however, that the Securityholders’ Agent shall have the right to participate in any such Tax Contest and to employ counsel at its own expense (on behalf of the Effective Time Holders) of its choice (which counsel shall be reasonably acceptable to Acquiror) for purposes of such participation to the extent that any such Tax Contest could reasonably be expected to result in a Tax indemnification liability of the Effective Time Holders pursuant to this Agreement. In the event that Acquiror proposes to compromise or settle any Tax Contest, or consent or agree to any Tax liability, relating to Target or any Subsidiary of Target that would result in an indemnity payment by the Effective Time Holders, the Securityholders’ Agent shall have the right to review such proposed compromise, settlement, consent or agreement, and Acquiror shall not agree or consent to compromise or settle any such matter unless the Securityholders’ Agent consents to such settlement, compromise or concession, which consent will not be unreasonably withheld, conditioned or delayed. The provisions of this Section 6.10(c) shall govern rather than the provisions of Section 9 in the event of any conflict.

(d)     Cooperation. Acquiror, Target and the Securityholders’ Agent shall cooperate fully as and to the extent reasonably requested by the other party in connection with the preparation and filing of any Return required of Target, and the defense of any Tax Contest, claim, audit, litigation or other proceeding, with respect to Taxes which may be payable by Target or any Subsidiary of Target for a Pre-Closing Tax Period. Acquiror, Target and the Securityholders’ Agent agree to abide by all record retention requirements of, or record retention agreements entered into with, any federal, state, provincial and/or local Tax authority.

(e)     Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred by Target or any Subsidiary of Target in connection with the consummation of the transactions contemplated by this Agreement shall be borne and paid one-half by the Effective Time Holders and one-half by Acquiror when due. The party responsible under Applicable Law for submitting payment of such Taxes to the applicable Tax authority shall file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. If required by Applicable Law, Acquiror or Target shall join in the execution of any such Returns and other documentation.

6.11    D&O Insurance.

(a)     If the Merger is consummated, then until the sixth anniversary of the Closing Date, Acquiror will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Target to its directors and officers as of immediately prior to the Effective Time (the “Target Indemnified Parties”) pursuant to any indemnification provisions under the Restated Certificate or bylaws as in effect on the date of this Agreement and pursuant to any indemnification agreements between Target and such Target Indemnified Parties as in effect on the date of this Agreement, with respect to claims arising out of matters occurring at or prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Closing Date, the Surviving Corporation and its Subsidiaries shall (and Acquiror shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of Target and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any adverse manner except as required by Applicable Law. Any claims for indemnification made under this Section 6.11(a) on or prior to the sixth anniversary of the Closing Date shall survive such anniversary until the final resolution thereof. However, the foregoing covenants under this Section 6.11(a) shall not apply to any claim based on a claim for indemnification made by an Acquiror Indemnified Person pursuant to Section 9.

(b)     Prior to the Closing, Target shall obtain a non-cancellable extension of Target’s existing directors’ and officers’ liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Target’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Target by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (the “Tail Policy”); provided that Target shall give Acquiror a reasonable opportunity to participate in the selection of the Tail Policy and Target shall give reasonable and good faith consideration to any comments made by Acquiror with respect thereto.  If unpaid at Closing, the cost of the Tail Policy shall be treated as a Target Transaction Expense hereunder. If the Merger is consummated, neither Acquiror nor the Surviving Corporation will cancel the Tail Policy during its term.

(c)     If Acquiror or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Acquiror and the Surviving Corporation set forth in this Section 6.11.

(d)     Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Target or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims under such policies.

(e)     To the extent any Target Indemnified Party is entitled to indemnification or advancement of expenses provided by any Person with respect to matters set forth in this Section 6.11, the parties agree that the Surviving Corporation shall be the indemnitor of first resort, responsible for all such indemnification or advancement of expenses, without regard to any right to indemnification or advancement of expenses that any such Target Indemnified Party may have from any Person with respect to matters set forth in this Section 6.11. The possibility that any Target Indemnified Party may receive indemnification payments or advancement of expenses from any Person is not intended to relieve the Surviving Corporation from any liability that it would otherwise have to make indemnification payments or advance expenses to such Target Indemnified Party under this Section 6.11. Notwithstanding the foregoing, neither the Acquiror nor the Surviving Corporation shall be liable under this Agreement to make any payments of amounts otherwise indemnifiable hereunder if and to the extent the Target Indemnified Party has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(f)     This Section 6.11 is intended to be for the benefit of, and shall be enforceable by, the Target Indemnified Parties; provided that recourse shall first be against the Tail Policy until it is exhausted before recovery against Acquiror shall take place.

6.12    Resignation Letters. Target shall cause each officer and director of the Target and its Subsidiaries to execute a resignation letter and substantially in the form attached hereto as Exhibit H (the “Resignation Letter”), which shall be effective as of, and contingent upon, the Closing; and Target shall use its commercially reasonable efforts to cause ClariPhy Argentina, S.A. to comply with all Applicable Laws related to such resignations, including calling a shareholder meeting to take notice of the resignation of the former directors, accepting the resignations, approving their tenures and appointing new members to the board of directors of ClariPhy Argentina, S.A.

6.13    Contract Termination. Target shall cause each of the Contracts listed or described on Schedule G to be terminated or, if requested by Acquiror, modified, effective as of and contingent upon the Closing, including sending all required notices, such that each such Contract shall be of no further force or effect immediately following the Effective Time.

6.14    Patent Recording. Target agrees to use commercially reasonable efforts to record executed assignment documents, in the name of Target or its Subsidiaries, to any Patents listed on the Target Disclosure Schedule with the United States Patent Office for U.S. patent rights, and with other national patent offices for the other non-U.S. patent rights to the extent not otherwise so recorded.

6.15    IP Purchase Consideration. No portion of the IP Purchase Consideration shall be used to pay or fund the Merger Consideration.

6.16    IP Purchase Agreement. Upon the satisfaction or waiver of each of the conditions set forth in Section 7 hereof ,other than Section 7.2(w) and those conditions that by their nature are to be satisfied at the Closing), Acquiror and Target shall immediately satisfy the condition set forth in Section 7.2(w). If Acquiror shall fail to do so, then the closing condition set forth in Section 7.2(w) shall be deemed irrevocably waived. If at any time Acquiror shall determine not to proceed with the transactions contemplated by the IP Purchase Agreement, then Acquiror shall promptly so notify Target and the closing condition set forth in Section 7.2(w) shall be deemed irrevocably waived.

7.     Conditions to the Merger.

7.1    Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)     Stockholder Approval. This Agreement and the Merger shall be approved by the Required Stockholder Approval, and by the holders of at least 90% of the Target Capital Stock outstanding as of immediately prior to the Effective Time.

(b)     Regulatory Approvals. Approvals from any Governmental Entity (if any) necessary for consummation of the transactions contemplated hereby shall have been timely obtained. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

(c)     No Governmental Litigation. There shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and neither Acquiror nor Target shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) relating to the Merger and seeking to obtain from Acquiror or any of its Subsidiaries, or from Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or (iv) that would materially and adversely affect the right of Acquiror or Target to own the assets or operate the business of Target.

(d)     No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, seeking any of the foregoing be pending, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

7.2     Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

(a)     Representations, Warranties and Covenants. The representations and warranties of Target in Section 3 of this Agreement shall be true and correct in all respects without regard to any qualification as to materiality or Material Adverse Effect contained in such representation or warranty, on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date), except as would not result in a Material Adverse Effect on the Target or its Subsidiaries.

(b)     Performance of Obligations. Target shall have performed and complied in all material respects with all covenants, agreements, obligations of Target set forth in this Agreement required to be performed and complied with by it as of the Closing.

(c)     Officer’s Certificate. Acquiror and Merger Sub shall have received a certificate executed on behalf of Target by Target’s Chief Executive Officer certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d)     Secretary’s Certificate (Target). Acquiror and Merger Sub shall have received from Target’s Secretary, a certificate having attached thereto (i) the Restated Certificate as in effect immediately prior to the Effective Time, (ii) Target’s Bylaws as in effect immediately prior to the Effective Time, (iii) resolutions approved by Target’s Board of Directors authorizing the transactions contemplated hereby, (iv) the executed Written Consent and Joinder, and (v) certificates of good standing (including tax good standing) issued by the Delaware Secretary of State and for each other state where Target is qualified to do business, in each case dated as of a date no more than five (5) Business Days prior to the Effective Date.

(e)     Third Party Consents. Acquiror shall have been furnished with evidence reasonably satisfactory to it that Target has obtained the Required Contract Consents and that all such Required Contract Consents are in full force and effect.

(f)     Written Consent and Joinder. The Written Consent and Joinder shall remain in full force and effect. The representations and warranties of each Stockholder contained in the Written Consent and Joinder or any certificate delivered pursuant thereto shall be true and correct in all respects both when made and as of the Effective Time.  Each signatory to the Written Consent and Joinder shall have performed in all respects all obligations and agreements and complied with all covenants and conditions required therein to be performed or complied with by them prior to or at the Closing.

(g)     Written Consent and Joinder. Acquiror shall have received duly executed Written Consent and Joinders from all holders of at least 90% of Target Capital Stock outstanding as of immediately prior to the Effective Time.

(h)     Cancellation of Target Stock Options and Target Warrants. Target shall have provided Acquiror (i) with evidence satisfactory to Acquiror that all Target Options, whether vested or unvested, shall terminate upon and will not be exercisable on or after the Effective Time and (ii) a Warrant Acknowledgement from each holder of Target Warrants with an exercise price less than, for Target Warrants exercisable for Target Common Stock, the Common Per Share Amount, for Target Warrants exercisable for Series A Preferred Stock, the Series A Per Share Amount or, for Target Warrants exercisable for Series B-1 Preferred Stock, the Series B-1 Per Share Amount.

(i)     280G Payments. With respect to any payment of cash, stock or otherwise that constitutes a “parachute payment” pursuant to Section 280G of the Code, Acquiror will have received written evidence satisfactory to it that the Stockholders shall have (i) approved pursuant to a method provided for in the regulations promulgated under Section 280G of the Code any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be made or provided for in any manner in accordance with the waiver of those payments and benefits to be executed by the affected individuals in accordance with Section 6.7(h).

(j)     No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to Target since the date of this Agreement.

(k)     Dissenters’ Rights. The Appraisal Rights Period shall have passed and expired, and upon such expiration, less than 10% of the shares of Target Capital Stock outstanding immediately prior to the Effective Time shall constitute shares of Target Capital Stock as to which the holders thereof have validly exercised and perfected appraisal or dissenter’s rights, without having withdrawn or forfeited such rights.

(l)     Opinions. Orrick, Herrington & Sutcliffe LLP, United States counsel to Target, shall have delivered to Acquiror an opinion, dated as of the Closing Date, in the form attached hereto as Exhibit J-1 and Estudio Jurídico Díaz Caballero, Argentine counsel to Target, shall have delivered to Acquiror an opinion, dated as of the Closing Date, in substantially the form attached hereto as Exhibit J-2.

(m)     Termination of Target Employee Plans. The termination of the Target Employee Plans, including 401(k) Plans, required under Section 6.7(c) shall have been completed in accordance with Section 6.7(c) by no later than the effective dates specified therein and Target shall have provided Acquiror, at least three (3) days before the Closing Date, with evidence that such Target Employee Plans have been terminated pursuant to resolutions of the Board of Directors of Target, in accordance with the provisions of Section 6.8.

(n)     FIRPTA Documents. Target shall have delivered to Acquiror (i) a statement (in such form as may be reasonably requested by counsel to Acquiror) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the Treasury Regulations, and (ii) the notification to the Internal Revenue Service required under Section 1.897 - 2(h)(2) of the Treasury Regulations.

(o)     Resignation Letters. Target shall have delivered to Acquiror a Resignation Letter from all officers and directors of Target and its Subsidiaries effective as of, and contingent upon, the Closing, and Target shall have provided evidence reasonably satisfactory to Acquiror that ClariPhy Argentina, S.A. has complied with all Applicable Laws related to such resignations, including calling a shareholder meeting to take notice of the resignation of the former directors, accepting the resignations, approving their tenures and appointing new members to the board of directors of ClariPhy Argentina, S.A.

(p)     Key Employees. The Specified Key Employees and at least four (4) of the other Key Employees shall have remained continuously employed with Target from the date of this Agreement through the Closing and shall not have been taken any action to rescind any Key Employee Agreement.

(q)     Repayment of Indebtedness; Release and Termination of Security Interests. Target shall have delivered to Acquiror evidence satisfactory to Acquiror that (i) Target has repaid the Closing Indebtedness and (ii) Target’s assets have been or will be released from all security interests thereon and Target has taken all steps necessary to terminate all UCC financing statements which have been filed with respect to such security interests.

(r)     Payment Schedule. Acquiror shall have received the Payment Schedule, accompanied by the Representative Confirmation Letters.

(s)     D&O Tail Coverage. Target shall have obtained the directors’ and officers’ liability insurance tail coverage in accordance with Section 6.10.

(t)     Contract Termination. Each of the Contracts listed or described on Schedule G shall have been terminated, or, if requested by Acquiror, modified, and Target shall have delivered to Acquiror documentation satisfactory to Acquiror of such termination or modification.

(u)     Escrow Agreement. Acquiror shall have received an executed counterpart of the Escrow Agreement in a form attached hereto as Exhibit I (the “Escrow Agreement”) signed by each party other than Acquiror.

(v)     Argentina Equity Purchase. Target shall have provided the following documentation: (i) the Argentina Exercise Notice, executed by Target; (ii) stock transfer notices as per Section 215 of the Argentine Companies Act executed by each selling stockholder of ClariPhy Argentina, S.A. informing about the sale of their equity interest to Target and (iii) Board resolutions of ClariPhy Argentina, S.A. acknowledging such stock transfers, recording the same in the Stock Ledger of ClariPhy Argentina, S.A. , and cancelling sellers’ stock certificates and issuing new ones in favor of Target].

(w)     IP Purchase Agreement. Target and Inphi International Ltd. Pte., shall have entered into, prior to Closing, that certain Intellectual Property Purchase Agreement in substantially the form attached hereto as Exhibit A with Inphi International Pte Ltd (the “IP Purchase Agreement”), and the transfer contemplated thereunder shall be complete.

(x)     IP Assignment. Target shall have delivered to Acquiror the agreements set forth on Schedule 1.1 (e)(ii).

(y)     Notice of Dissenters’ Rights. Target shall have delivered notice in accordance with the applicable provisions of Delaware Law or, as applicable, the CCC, notifying the Target Stockholders of their appraisal and/or dissenters’ rights as required by Applicable Law.

(z)     Certain Option Acknowledgements. Target shall have delivered Option Acknowledgements from those individuals listed on Schedule 7.2(z).

7.3    Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

(a)     Representations, Warranties and Covenants. The representations and warranties of Acquiror and Merger Sub in this Agreement true and correct in all respects without regard to any qualification as to materiality or Material Adverse Effect contained in such representation or warranty, on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date), except as would not result in a Material Adverse Effect on the Acquiror or Merger Sub.

(b)     Performance of Obligations. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(c)     Certificate of Officers. Target shall have received a certificate executed on behalf of Acquiror and Merger Sub by an executive officer of Acquiror and Merger Sub, respectively, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d)     Escrow Agreement. The Securityholders’ Agent shall have received an executed counterpart of the Escrow Agreement signed by each party other than the Securityholders’ Agent.

(e)     No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to Acquiror since the date of this Agreement.

8.     Termination, Amendment and Waiver.

8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 8.1(b) through (d), by written notice by the terminating party to the other party):

(a)     by the mutual written consent of Acquiror and Target;

(b)     by either Acquiror or Target if the Merger shall not have been consummated by March 31, 2017; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(c)     by either Acquiror or Target if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement; or

(d)     by Acquiror or Target, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.1 or 7.2 (in the case of termination by Acquiror) or Section 7.1 or 7.3 (in the case of termination by Target) not to be satisfied and (ii) shall not have been cured within ten (10) Business Days following receipt by the breaching party of written notice of such breach from the other party.

8.2     Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, or stockholders, except to the extent that such termination results from Fraud by a party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Sections 6.3, 6.4, 6.8, and 6.8 shall remain in full force and effect and survive any termination of this Agreement.

8.3     Amendment. Subject to the provisions of Applicable Law, prior to the Effective Time, the parties hereto may amend this Agreement only by authorized action at any time before or after the adoption of this Agreement by the Stockholders pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after such adoption of this Agreement by the Stockholders, no amendment shall be made which by law requires further approval by the Stockholders without such further Stockholder approval). To the extent permitted by applicable legal requirements, from and after the Effective Time, Acquiror and the Securityholders’ Agent may cause this Agreement to be amended only by execution of an instrument in writing signed on behalf of Acquiror and the Securityholders’ Agent.

8.4     Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or duly authorized by all requisite corporate action, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

9.     Indemnification.

9.1     Escrow Consideration.

(a)     At Closing, Acquiror will deposit, or cause to be deposited, the Escrow Consideration with the Escrow Agent appointed pursuant to the Escrow Agreement (the “Escrow Agent”). The Escrow Consideration shall be held as security of the indemnification obligations of the Effective Time Holders under this Section 9, and administered per the terms of this Agreement and the Escrow Agreement. The Escrow Consideration will be held by the Escrow Agent for the periods provided herein and in the Escrow Agreement, and any Escrow Consideration to be distributed to the Effective Time Holders shall be distributed in accordance with such Effective Time Holder’s Pro Rata Portion. Acquiror shall pay the fees and expenses of the Escrow Agent.

(b)     On the date that is twelve (12) months following Closing, the Escrow Agent will distribute to the Effective Time Holders in accordance with their Pro Rata Portion, an amount equal to (i) 50% of the Escrow Consideration minus (ii) the aggregate amount of any Damages set forth in an Officer’s Certificate that is timely delivered pursuant to this Agreement and which remain unresolved at such date, and minus (iii) any amounts released from the Escrow Consideration to the Effective Time Holders pursuant to the provisions of this Section 9 following resolution of any claim or claims made in any Officer’s Certificate timely delivered pursuant to this Agreement. Thereafter, on the date that is twenty-four (24) months following Closing, the Escrow Agent will distribute any remaining Escrow Consideration minus the aggregate amount of any Damages set forth in an Officer’s Certificate that is timely delivered pursuant to this Agreement and not yet resolved.

9.2    Indemnification by the Effective Time Holders.

(a)     Subject to the limitations set forth in this Section 9, the Effective Time Holders shall severally, in accordance with each Effective Time Holder’s Pro Rata Portion, and not jointly, indemnify, reimburse and hold harmless Acquiror and the Surviving Corporation and their respective officers, directors, stockholders, members, agents, Affiliates, attorneys, representatives, successors, permitted assigns and employees, and each Person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (individually an “Acquiror Indemnified Person” and collectively the “Acquiror Indemnified Persons”) from and against any and all actual losses and out-of-pocket costs and expenses incurred by the Acquiror Indemnified Persons for damages, liabilities, interest, awards, judgments, penalties, Taxes and expenses, including, without limitation, reasonable costs and expenses arising from investigations, claims, demands, actions, causes of action and settlements, including fees and expenses of lawyers, experts and other professionals, but excluding any reductions or diminutions in value, lost profits or opportunities or punitive, special, incidental or consequential damages (unless such damages are actually awarded to a third party), in the case of claims other than those relating to the Specified Matters, and also excluding any costs of investigation, defense and settlement of any third party claims (unless there is found to be an underlying breach of a representation, warranty or covenant), and in the case of claims relating to the Specified Matters, the costs of investigation, defense and settlement of third party claims shall be included (collectively, “Damages”), resulting from or arising out of:

(i)     any breach of any of the representations and warranties given or made by Target in Section 3 of this Agreement, the Target Disclosure Schedule or any exhibit or schedule to this Agreement or in any certificate or document furnished pursuant hereto by Target to Acquiror, without giving effect to any update of or modification to the Target Disclosure Schedule made or purported to have been made after the date hereof;

(ii)     any breach of any covenant, agreement or obligation to be performed by Target in this Agreement or in any certificate, instrument or agreement executed and delivered by Target pursuant to this Agreement;

(iii)     the exercise by any Dissenting Stockholder of appraisal or dissenters’ rights under the Delaware Law, the CCC or other Applicable Law to the extent such per share Damages exceed the per share Merger Consideration payable hereunder;

(iv)     any claim by any Person, that such Person was entitled, under the Restated Certificate, Applicable Law, Contract or otherwise, to a greater allocation of the Merger Consideration or other consideration than what such Person received pursuant to this Agreement, if any;

(v)     any inaccuracies in the Payment Schedule, including, for the sake of clarity, in the calculation of the components of Closing Merger Consideration;

(vi)     any liabilities relating to or arising out of any “excess parachute payments” within the meaning of Section 280G of the Code;

(vii)     the Specified Matters; and

(viii)     Pre-Closing Taxes.

Notwithstanding anything in this Agreement to the contrary, for the purposes of the determination of Damages pursuant to Section 9, the representations and warranties of Target in this Agreement that are qualified by materiality or Material Adverse Effect shall be deemed to be made without such materiality or Material Adverse Effect qualifiers. The Effective Time Holders shall not have any right of contribution, indemnification or right of advancement from Target, the Surviving Corporation or Acquiror with respect to any Damages claimed by an Acquiror Indemnified Person.

(b)     Survival of Representations and Warranties and Covenants. All representations, warranties, agreements and covenants made by Target herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the execution and delivery of this Agreement and the Closing and shall survive until the date that is twelve (12) months following Closing; provided, however, that any claims for indemnification involving (i) the Specified Matters or breach of the representations and warranties contained in Section 3.9 (Intellectual Property) (the “IP Representations”), shall survive until the date that is twenty-four (24) months following Closing, (ii) any breach of any of the representations and warranties contained in Section 3.2 (Authority), Section 3.5 (Capital Structure), and Section 3.21 (Taxes) (collectively, the “Specified Representations”) and the matters set forth in Sections 9.2(a)(iv), (v) and (viii) shall survive until the date that is thirty-six (36) months following the Closing, and (iii) Fraud shall survive until the date that is sixty (60) months following the Closing and, in each case of (i), (ii) and (iii), shall also survive thereafter until resolved if a claim in respect thereof has been made prior to the applicable survival date with respect to such matters. If a claim has been asserted by Acquiror prior to the termination of the applicable survival date, the representation or warranty relating to such claim shall survive solely with respect to such claim until such claim is finally determined in accordance with this Agreement. The parties acknowledge that the time periods set forth in this Section 9 and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed hereunder by the parties. The parties further acknowledge that the time periods set forth in this Section 9 and elsewhere in the Agreement may be shorter than otherwise provided by law.

(c)     Threshold. No claim for Damages made under Sections 9.2(a)(i) or (a)(ii) by Acquiror Indemnified Person shall be made unless the aggregate amount of all Damages in respect of such claims exceeds $1,000,000 (the “Threshold”), in which event the Effective Time Holders shall be required to pay or be liable for all such Damages from the first dollar; provided, however, that the Threshold shall not apply with respect to any Damages resulting from or arising out of (i) Fraud or any breach of the Specified Representations (collectively, “Fundamental Claims”) or (ii) any breach of the IP Representations. For the sake of clarity, the Threshold shall not apply to claims for Damages pursuant to Section 9.2(a)(iii) through 9.2(a)(vii), or pursuant to Section 9.2(a)(viii).

(d)     Cap on Indemnification by Effective Time Holders. The aggregate amount to be paid by the Effective Time Holders for claims for Damages made under this Agreement shall not exceed the amount of the Escrow Consideration (the “Cap”) and with respect to the matters set forth in Section 9.2(a)(i) (but excluding the Fundamental Claims) Section 9.2(a)(ii), Section 9.2(a)(iii), Section 9.2(a)(vi) and Section 9.2(a)(vii), recovery from the account containing the Escrow Consideration maintained with the Escrow Agent shall be the sole and exclusive source of recovery for Damages made under this Agreement; provided, however, that the Cap shall not apply to any Damages based upon Fundamental Claims or the matters set forth in Section 9.2(a)(iv), Section 9.2(a)(v) or Section 9.2(a)(viii). The liability of each Effective Time Holder for Fundamental Claims shall not exceed the portion of the Merger Consideration actually received by each Effective Time Holder and, notwithstanding any other provision of this Agreement, under no circumstances shall any Effective Time Holder be liable to the Acquiror Indemnified Persons for an aggregate amount in excess of the Merger Consideration actually received by such Effective Time Holder, except with respect to Fraud that an Effective Time Holder, knew of, knowingly aided, abetted, committed, facilitated or otherwise participated in, in which case, the liability of such Effective Time Holder shall not be capped. Notwithstanding any other provision of this Agreement, no claim for Damages may be made against, and no Damages may be recovered from, any Effective Time Holder unless and until the account containing the Escrow Consideration maintained with the Escrow Agent has been exhausted, distributed or reserved for pending claims.

(e)     None of the Acquiror Indemnified Persons shall be entitled to recover from the Effective Time Holders and Acquiror, on behalf of each of their respective Acquiror Indemnified Persons, waives, any right to recover reductions or diminutions in value, lost profits or opportunities or punitive, special, incidental or consequential damages, unless such damages are actually awarded to an adverse party in an indemnifiable third-party claim. Notwithstanding the foregoing, with respect to the Specified Matters, the Acquiror Indemnified Persons shall be entitled to recover from the Effective Time Holders any costs of investigation, defense and settlement of any third party claims (whether or not there is found to be an underlying breach of a representation, warranty or covenant).

(f)     Notwithstanding any other provision of this Agreement: claims by an Acquiror Indemnified Person for Damages due to Fraud committed by or on behalf of Target or its Subsidiaries and all of their Representatives in connection with this Agreement and the transactions contemplated hereby shall be satisfied: (i) first, from the account containing the Escrow Consideration maintained with the Escrow Agent, but only after (1) satisfying all other pending claims that are not claims for Fraud committed by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby, and (2) making appropriate reserves as provided in the Escrow Agreement for any unresolved claim, and (ii) second, if such account is insufficient after such satisfaction or reserve, at the election of an Acquiror Indemnified Person, directly from each Effective Time Holder, severally in accordance with such Effective Time Holder’s Pro Rata Portion of the Damages and not jointly, up to (and not in excess of) the aggregate Merger Consideration actually received by such Effective Time Holder hereunder; provided, however, that no cap shall apply to an Effective Time Holder if such Effective Time Holder knew of, knowingly aided, abetted, committed, facilitated, or otherwise participated in such Fraud.

(g)     Notwithstanding anything to the contrary in this Agreement, the Effective Time Holders shall not be liable for (i) any Taxes resulting from an election made under Code Section 338, Code Section 336 or under any comparable provisions of any other state, local or foreign laws, (ii) the amount, value or condition of, or any limitations on, any Tax asset or attribute of Target or any Subsidiary of Target (e.g., net operating loss or net operating carryforward or Tax credits), including the ability of Acquirer or any of its affiliates to utilize such Tax assets or Tax attributes after the Closing, (iii) any Taxes arising from the IP Purchase Agreement or (iv) any Taxes of Target and its Subsidiaries for a Post-Closing Tax Period treating transactions occurring on the Closing Date after the Closing that are not in the ordinary course of business as having occurred in a Post-Closing Tax Period.

(h)     Notwithstanding any other provision of this Agreement, the IP Purchase Agreement and the transactions contemplated therein shall be disregarded in determining the Merger Consideration, any adjustments to the Merger Consideration, the amount of any Damages, inaccuracy or breach of representations and warranties of Target, breach of or compliance with any covenants of Target, the Securityholders’ Agent or the Effective Time Holders or whether a Material Adverse Effect has occurred or might occur. No claim for indemnification may be made by any Acquiror Indemnified Persons (or any of its Affiliates, including from and after the Closing, Target, the Surviving Corporation and their Subsidiaries), and the Effective Time Holders shall not be liable, for any Damages, including for Pre-Closing Taxes, directly resulting from or arising out of the IP Purchase Agreement and the transactions contemplated therein, and for purposes of this Agreement the Tax attributes of Target and its Subsidiaries (including net operating losses and credits) shall not be reduced or otherwise affected as a result of the IP Purchase Agreement and the transactions contemplated therein. Any Damages, any costs of investigation, defense or settlement of any third party claims incurred or suffered by an Effective Time Holder directly resulting from or arising out of the IP Purchase Agreement and the transactions contemplated therein may be offset against any Damages an Effective Time Holder is required to pay to an Acquiror Indemnified Person.

9.3     Indemnification Claims.

(a)     A claim for indemnification under this Section 9 shall be made by Acquiror or an Acquiror Indemnified Person by delivering to the Securityholders’ Agent, on or before the end of the applicable survival period for a particular claim as set forth in Section 9 a certificate signed by any officer of Acquiror (an “Officer’s Certificate”) stating that Damages exist with respect to the indemnification obligations of the Effective Time Holders, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, and the nature of the breach of representation, warranty, covenant or claim to which such item is related. The amount of the Damages claimed in the Officer’s Certificate shall not be issuable to the Effective Time Holders until resolved pursuant to the terms hereof.     Acquiror and the Acquiror Indemnified Persons shall reasonably cooperate and assist the Securityholders’ Agent and the Effective Time Holders in determining the validity of any claim for Damages or indemnification by Acquiror or the Acquiror Indemnified Persons and in otherwise resolving such matters, such assistance and cooperation to include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

(b)     If the Securityholders’ Agent does not contest, by written notice to Acquiror, the Damages claimed by Acquiror in any Officer’s Certificate within twenty (20) Business Days after any such Officer’s Certificate is received by the Securityholders’ Agent, then the Securityholders’ Agent will be conclusively deemed to have consented, on behalf of all Effective Time Holders, to the recovery by the Acquiror Indemnified Persons of the full amount of Damages specified in the Officer’s Certificate, including the forfeiture of such amount from the Escrow Consideration (subject to the terms and conditions in this Section 9) having a value sufficient to satisfy such Damages and, without further notice, to have stipulated to the entry of a final judgment for the Damages against the Securityholders’ Agent for such amount in any court having jurisdiction over the matter where venue is proper.

(c)     If the Securityholders’ Agent disputes any claim or claims made in any Officer’s Certificate by providing written notice thereof to the Acquiror specifying in reasonable detail the individual items in dispute and the nature of the dispute, Acquiror shall have twenty (20) Business Days to respond in a written statement to the objection of the Securityholders’ Agent. If after such twenty (20) Business Days period there remains a dispute as to any claims, the Securityholders’ Agent and Acquiror shall attempt in good faith for twenty (20) Business Days to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholders’ Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by Acquiror and the Securityholders’ Agent.

(d)     Acquiror and the Securityholders’ Agent shall simultaneously deliver to the Escrow Agent a copy of any Officer’s Certificate or written notice delivered pursuant to this Section 9.3.

9.4     Resolution of Conflicts. If no agreement can be reached after good faith negotiations between the parties pursuant to Section 9.3(a), either Acquiror or the Securityholders’ Agent may submit the matter to binding Arbitration in accordance with Section 10.5 to resolve such dispute. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9 hereof, the parties shall be entitled to act in accordance with such decision.

9.5     Securityholders’ Agent.

(a)     The Securityholders’ Agent shall be constituted and appointed as the exclusive agent and attorney-in-fact for and on behalf of the Effective Time Holders and shall have full power authority to represent, to give and receive notices and communications, to authorize the release of any portion of the Escrow Consideration to Acquiror in satisfaction of claims under this Agreement by Acquiror, to object to such releases, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to act on the Effective Time Holders’ behalf with respect to the matters set forth herein, in accordance with the terms and provisions set forth herein, including giving and receiving all notices and communications to be given or received with respect to the matters set forth in this Section 9 and to take all actions necessary or appropriate in the judgment of the Securityholders’ Agent for the interpretation of this Agreement and accomplishment of the foregoing. Notwithstanding the foregoing, the Securityholders’ Agent shall have no obligation to act on behalf of the Effective Time Holders, except as expressly provided herein and in the Escrow Agreement and the Securityholders’ Agent engagement agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Agent in any ancillary agreement, schedule, exhibit or the Target Disclosure Schedule. The Securityholders’ Agent may resign at any time and such agency may be changed by the vote of Effective Time Holders representing a majority in interest of the Escrow Consideration from time to time upon not less than ten (10) days’ prior written notice to Acquiror. No bond shall be required of the Securityholders’ Agent. Notices or communications to or from the Securityholders’ Agent shall constitute notice to or from each of the Effective Time Holders. The Securityholders’ Agent shall be entitled to: (i) rely upon the Payment Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Effective Time Holder or other party. The powers, immunities and rights to indemnification granted to the Securityholders’ Agent Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Effective Time Holder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Effective Time Holder of the whole or any fraction of his, her or its interest in the Escrow Consideration.

(b)     Certain Effective Time Holders have entered into an engagement agreement with the Securityholders’ Agent to provide direction to the Securityholders’ Agent in connection with its services under this Agreement, the Escrow Agreement and the Securityholders’ Agent engagement agreement (such Effective Time Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Securityholders’ Agent nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholders’ Agent Group”) shall be liable for any act done or omitted hereunder as Securityholders’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Effective Time Holders shall severally, in accordance with their Pro Rata Portion, indemnify, defend and hold the Securityholders’ Agent Group harmless against any loss, liability, claim, damage, cost, fee, fine, judgment, amount paid in settlement or expense (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers) (collectively, the “Securityholders’ Agent Expenses”) incurred without gross negligence or bad faith on the part of the Securityholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder. Such Securityholders’ Agent Expenses may be recovered first, from the Expense Fund, second, from any distribution of the Escrow Consideration otherwise distributable to the Effective Time Holders at the time of distribution, and third, directly from the Effective Time Holders. The Effective Time Holders acknowledge that the Securityholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby. Furthermore, the Securityholders’ Agent shall not be required to take any action unless the Securityholders’ Agent has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholders’ Agent against the costs, expenses and liabilities which may be incurred by the Securityholders’ Agent in performing such actions. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholders’ Agent or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(c)     The Securityholders’ Agent shall have reasonable access to information about Target and the Target Subsidiaries and the reasonable assistance of Target’s and the Target’s Subsidiaries’ officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Securityholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Target or any Target Subsidiary to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(d)     Upon the Closing, Acquiror shall wire to the Securityholders’ Agent $1,000,000 (the “Expense Fund Amount”). The Expense Fund Amount shall be held by the Securityholders’ Agent in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Securityholders’ Agent for any Securityholders’ Agent Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Securityholders’ Agent letter agreement, or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”). The Securityholders’ Agent is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Securityholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations. The Effective Time Holders will not receive any interest on the Expense Fund and assign to the Securityholders’ Agent any such interest. Subject to Advisory Group approval, the Securityholders’ Agent may contribute funds to the Expense Fund from any consideration otherwise distributable to the Effective Time Holders. As soon as reasonably determined by the Securityholders’ Agent that the Expense Fund is no longer required to be withheld, the Securityholders’ Agent shall distribute the remaining Expense Fund (if any) to the Payment Agent for further distribution to the Effective Time Holders.

9.6    Actions of the Securityholders’ Agent. A decision, act, consent or instruction of the Securityholders’ Agent shall constitute a decision of all Effective Time Holders for whom the Merger Consideration otherwise payable to them is released to Acquiror from the Escrow Consideration with respect to the matters set forth herein and shall be final, binding and conclusive upon each Effective Time Holder and such Effective Time Holder’s successors as if expressly confirmed and ratified in writing by such Effective Time Holder, and all defenses which may be available to any Effective Time Holder to contest, negate or disaffirm the action of the Securityholders’ Agent taken in good faith under this Agreement, the Escrow Agreement or the Securityholders’ Agent engagement agreement are waived. Acquiror may rely upon any decision, act, consent or instruction of the Securityholders’ Agent as being the decision, act, consent or instruction of each and every Effective Time Holder. Acquiror is hereby relieved from any liability to any Person for any acts done by Acquiror in accordance with such decision, act, consent or instruction of the Securityholders’ Agent.

9.7     Third-Party Claims. In the event an Acquiror Indemnified Person or Acquiror becomes aware of a third-party claim which an Acquiror Indemnified Person or Acquiror believes may result in Damages, Acquiror shall notify the Securityholders’ Agent of such claim. Acquiror shall have the right in its sole discretion to defend any such claim. Acquiror shall seek the prior written consent of the Securityholder’s Agent (which consent shall not be unreasonably withheld) before settling any third-party claim; provided, however, that Acquiror shall have the right in its sole discretion to settle any claim (or series of related claims) not involving any Special Matters in an aggregate amount not to exceed $500,000 so long as such amount can be satisfied in full from the account containing the Escrow Consideration maintained with the Escrow Agent. In the event that the Securityholders’ Agent has consented to any such settlement, the Securityholders’ Agent shall have no power or authority to object under Section 9.3 or any other provision of this Section 9 to the amount of any claim by Acquiror against the Escrow Consideration for indemnity with respect to such settlement. With respect to any third-party claims involving the Special Matters, Acquiror agrees to use its commercially reasonable efforts to diligently prosecute the defense of such Third Party Claims and minimize all fees and expenses in connection therewith prior to agreeing to any settlement of such matters (such settlement which shall be subject to the consent rights of the Securityholders’ Agent as set forth herein).

9.8    Tax Effect of Indemnification Payments. All amounts received by Acquiror Indemnified Persons pursuant to this Section 9 shall be treated for all Tax purposes as adjustments to the aggregate Merger Consideration.

9.9     Effect of Investigation. The right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of Target and/or the Effective Time Holders contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Acquiror to consummate the Merger, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.

9.10     Sole and Exclusive Remedy. Acquiror acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, any right or obligation under this Agreement or otherwise relating to this Agreement (including as to this Agreement’s existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort and Damages due to Fraud) as well as other provisions of this Agreement (i.e. the right to the remedy of specific performance under Section 10.8), shall be pursuant to the indemnification provisions set forth in this Section 9. Acquiror further acknowledges and agrees that, except as set forth in Section 9.2(d), its sole and exclusive source of recovery for claims for Damages made under this Agreement shall be limited to the account containing the Escrow Consideration maintained with the Escrow Agent.

10.    General Provisions.

10.1     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) Business Day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile or email with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice; provided that with respect to notices delivered to the Securityholders’ Agent, such notices must be delivered solely via facsimile or via email:

(a)     if to Acquiror or Merger Sub, to:

Inphi Corporation Attn: Ford Tamer Mailing Address: 2853 Bunker Hill Lane, Suite 300, Santa Clara, CA 95054 E-mail Address: ftamer@inphi.com Fax: (408) 217-3500 with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, CA 94304 Attention: Allison Leopold Tilley Fax: (650) 233-4500 Tel: (650) 233-4545

(b)     if to Target, to:

ClariPhy Communications, Inc. 7585 Irvine Center Drive, Suite 100 Irvine, CA 92618 Fax: (949) 861-3087 Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, CA 94025-1015

Attention: Richard V. Smith, Esq. and John Bautista

Fax: (650) 614-7401

Tel: (650) 614-7400

Email: rsmith@orrick.com; jbautista@orrick.com

(c)     if to Securityholders’ Agent, to:

Fortis Advisors LLC Attention: Notice Department Fax: (858) 408-1843 Email: notices@fortisrep.com

10.2    Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such signatures may be delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000.

10.3     Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Target Disclosure Schedule: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) are not intended to confer upon any other Person any rights or remedies hereunder and shall not be assigned by operation of law or otherwise without the written consent of the other party. Notwithstanding the foregoing or any other provision of this Agreement, (i) Section 6.11 is intended for the benefit of, and shall be enforceable by, the Target Indemnified Parties, (ii) Section 9 is intended for the benefit of, and shall be enforceable by, the Acquiror Indemnified Persons, and (iii) after the Effective Time, the rights of the Effective Time Holders to receive the Closing Merger Consideration or other payments specified in Section 2 shall be enforceable by such Effective Time Holders. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Target Disclosure Schedule, shall not be assigned by operation of Law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to one or more of its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

10.4     Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.5     Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the internal laws of California applicable to parties residing in California, without regard applicable principles of conflicts of law, other than the definition of Fraud, which shall be governed by Delaware law. Any dispute, claim or controversy arising out of or relating to any right or obligation under this Agreement or the making, performance, breach, termination, existence, enforcement, interpretation or validity hereof, whether arising before or after the termination of this Agreement, including the determination of the scope or applicability of this agreement to arbitrate, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory, shall be determined by confidential binding arbitration held in Orange County, California before one arbitrator (the “Arbitration”).  The Arbitration shall be final and binding.  The Arbitration shall be submitted to JAMS or its successor (collectively, “JAMS”) and administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”).  Either party may initiate Arbitration by filing a written demand for arbitration with JAMS.  The parties shall each advance one half of the arbitrator’s fees and administrative costs of the Arbitration.  The arbitrator shall interpret and apply the terms and provisions of this Agreement in accordance with the law governing this Agreement (without reference to the conflict of law provisions of either California or Delaware that would require the application of the law of another jurisdiction) and the JAMS Rules. The arbitrator’s award shall be consistent with the terms and conditions of this Agreement and shall only award those rights and/or remedies that are expressly provided hereunder. The arbitrator shall have the non-exclusive authority to grant injunctive relief and order specific performance as contemplated by the parties in Section 10.8 below. The final award of the arbitrator shall include a concise written statement of the reasons for the award as contemplated by rule 24(h) of the JAMS Rules. The arbitrator, at the arbitrator’s discretion, shall award to the prevailing party or parties, if any, the costs (including advanced JAMS payments) and attorneys’ fees reasonably incurred by the prevailing party or parties in connection with the Arbitration taking into account the extent of the prevailing party’s or parties’ victory.  Judgment on the award rendered by the arbitrator may be entered in any court of appropriate jurisdiction.  This clause shall not preclude any party from seeking provisional remedies in aid of arbitration (e.g., injunctive relief) from the Superior Court of the County of Orange, State of California, or, to the extent such court declines jurisdiction, any state court in the State of California or any federal court located in the County of Orange, State of California. All parties hereto hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.

10.6     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.7     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.8    Specific Enforcement. Each party acknowledges and agrees that the other would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such other party in accordance with their specific terms or were otherwise breached. Accordingly each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

10.9     Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

10.10    Interpretation.

(a)     When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of, or a Schedule or Exhibit to this Agreement unless otherwise indicated.

(b)     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)     The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d)     Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

(e)     All references to “$” herein shall mean U.S. dollars.

(f)     The phrases “made available to,” “provided to” and phrases of similar import means, with respect to any information, document or other material of Acquiror or Target, that such information, document or material was made available for review and properly indexed by Acquiror or Target, respectively, and its Representatives in the virtual data room established by Acquiror or Target, respectively, in connection with this Agreement by 9:00 p.m. Pacific time on October 31, 2016 or actually delivered (whether by physical or electronic delivery) to Acquiror or Target, respectively, or its Representatives 9:00 p.m. Pacific time on October 31, 2016.

10.11    Certain Waivers. Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its Representatives and Affiliates, that:

(a)     Orrick, Herrington & Sutcliffe LLP has acted as counsel to the Effective Time Holders and their Affiliates (individually and collectively, the “Target Group”) and Target in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Acquiror agrees, and shall cause the Surviving Corporation to agree, that, following the Closing, such representation and any prior representation of the Target Group or Target by Orrick, Herrington & Sutcliffe LLP (or any successor) (the “Target Group Law Firm”) shall not preclude Target Group Law Firm from serving as counsel to the Target Group or any director, member, shareholder, partner, officer or employee of Target or the Target Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated thereby.

(b)     Acquiror shall not, and shall cause the Surviving Corporation not to, seek or have Target Group Law Firm disqualified from any such representation based upon the prior representation of the Target Group or Target by Target Group Law Firm. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising solely from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section shall not be deemed exclusive of any other rights to which the Target Group Law Firm is entitled whether pursuant to law, contract or otherwise.

(c)      All materials (including communications) that are both (1) contained in files including, but not limited to, electronic files and records of the law firms listed on Schedule 10.11(c) (the “Transaction Law Firms”) relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby that are held as of the Effective Time solely and exclusively by the Transaction Law Firms and (2) constitute attorney-client privileged and/or work product protected materials (collectively, the “Privileged Material”) shall belong solely to the Target Group and shall not pass to or be claimed by Acquiror or the Surviving Corporation. Accordingly, from and after the Closing, Acquiror and the Surviving Corporation shall not have access to the Privileged Material relating to such engagement except as contemplated by this Agreement. Without limiting the generality of the foregoing and except as contemplated by this Agreement, from and after the Closing, (i) the Target Group (and not Acquiror or the Surviving Corporation) shall be the sole holders of the Privileged Material, and (ii) the Transaction Law Firms shall have no duty whatsoever to reveal or disclose any of such Privileged Material to Acquiror or the Surviving Corporation by reason of any attorney-client relationship between the applicable Transaction Law Firm and the Target Group or Target. Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or its Affiliates (including the Surviving Corporation), on the one hand, and a third party other than any of the Target Group, on the other hand, Acquiror and its Affiliates (including the Surviving Corporation) may assert the attorney-client privilege and/or work product protection to prevent disclosure of confidential communications to such third party; provided, however, that neither Acquiror nor any of its Affiliates (including the Surviving Corporation) may waive such privilege or protection without the prior written consent of the Securityholders’ Agent, which consent may be withheld in their sole and absolute discretion. In the event that Acquiror or any of its Affiliates (including the Surviving Corporation) is legally required to access or obtain a copy of all or a portion of the Privileged Material (including as required to assert the attorney-client privilege (e.g., to create a privilege log as to the Privileged Material)) and such action is advisable in the opinion of Acquiror’s counsel, then Acquiror shall immediately (and, in any event, within 2 days) notify the Securityholders’ Agent in writing so that it can immediately (and, in any event, within 5 court days) seek a protective order on behalf of the Target Group. If such a protective order is not sought within the applicable time frame, then the Securityholders’ Agent shall immediately release all materials requested by the Acquiror or any of its Affiliates (including the Surviving Corporation) to the Acquiror or any of its Affiliates (including the Surviving Corporation).

(d)     Notwithstanding the foregoing, neither the Acquiror nor its Affiliates (including the Surviving Corporation) is waiving any work product protection or any attorney-client privilege (including relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) in connection with any third-party Litigation. Except for the Privileged Materials, the Acquiror and its Affiliates (including the Surviving Corporation) shall be the sole holders of any and all attorney-client privileged or work product protected materials that is held or otherwise controlled by the Target Group including all materials in the files of the Transaction Law Firms that relate to the Target Group.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

Inphi Corporation

By: /s/ Richard Ogawa
Richard Ogawa, General Counsel

CLARICE ACQUISITION CORPORATION

By: /s/ Richard Ogawa
Richard Ogawa, Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

ClariPhy communications, inc.

By:    /s/ Nariman Yousefi

Nariman Yousefi, Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

FORTIS ADVISORS LLC, AS SECURITYHOLDERS’ AGENT

/s/ Ryan Simkin___________________________ Ryan Simkin, Managing Director

 [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]